Exhibit 2.2

ASSET PURCHASE AGREEMENT

AMONG

INFORMATION STRATEGIES GROUP, INC.,

BILLINGIT.COM, INC.

THE STOCKHOLDER(S) OF SELLERS LISTED ON SCHEDULE 1
TO THIS AGREEMENT

AND

TANGOE, INC.

Dated as of July 2, 2008

EXHIBITS AND SCHEDULES

Exhibit A	—	Escrow Agreement
Exhibit B	—	Opinion of Counsel to the Seller Parties
Exhibit C	—	Bill of Sale, Assignment and Conveyance
Exhibit D	—	Consulting Agreements
Exhibit E	—	Assumption of Liabilities

Schedule 1	—	Stockholder(s) of Seller Party to Agreement
Schedule 1A	—	Assumed Liabilities
Schedule 1B	—	Purchased Assets
Schedule 2.6(f)	—	Consents Required to Close
Schedule 2.8	—	Purchase Price Allocation Principles
Schedule 3.3	—	No Conflict
Schedule 3.4(a)	—	Permitted Liens
Schedule 3.4(b)	—	BillingIt Operations
Schedule 3.6	—	Financial Information
Schedule 3.7	—	Accounts Receivable Listing
Schedule 3.8	—	Accounts Payable Listing
Schedule 3.12	—	Absence of Certain Changes
Schedule 3.13	—	Contracts
Schedule 3.14(a)	—	Intellectual Property
Schedule 3.14(b)	—	Intellectual Property Infringement
Schedule 3.14(c)	—	Proprietary Rights Agreements
Schedule 3.14(d)	—	Products
Schedule 3.14(e)	—	Software
Schedule 3.14(f)	—	License Agreements
Schedule 3.14(g)	—	Trademarks, Patents and Copyrights
Schedule 3.15	—	Real Property
Schedule 3.16	—	Environmental Matters
Schedule 3.17	—	Labor; ERISA
Schedule 3.18	—	Taxes
Schedule 3.19	—	Capitalization
Schedule 3.20	—	Brokers
Schedule 3.21	—	Insurance
Schedule 3.23	—	Debt
Schedule 4.6	—	Buyer’s Consents

4	REPRESENTATIONS AND WARRANTIES OF BUYER		22
	4.1.	Organization and Power of Buyer	22
	4.2.	Authorization	22
	4.3.	No Conflict	22
	4.4.	Litigation	22
	4.5.	Brokers	22
	4.6.	Consents	22

5	COVENANTS		23
	5.1.	Conduct of Business	23
	5.2.	Reserved	24
	5.3.	Further Assurances; Cooperation	24
	5.4.	No Contemporaneous Negotiations	25
	5.5.	Covenants not to Compete	25
	5.6.	Use of Names	27
	5.7.	Passage of Title and Risk of Loss	28
	5.8.	Transfer of Goodwill and Business	28
	5.9.	Expenses; Transfer Taxes	28
	5.10.	Taxes	28
	5.11.	Employment Matters	29
	5.12.	Customer Terminations	29

6	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS		29
	6.1.	Representations and Warranties Accurate	29
	6.2.	Opinion of Counsel to Seller Parties	30
	6.3.	Litigation Affecting Closing	30
	6.4.	Instruments of Sale, Etc.	30
	6.5.	Consents	30
	6.6	No Material Adverse Effect	30
	6.7.	Deliveries at Closing	30

7	CONDITIONS PRECEDENT TO SELLERS’ AND STOCKHOLDERS’ OBLIGATIONS		30
	7.1.	Representations and Warranties Accurate	30
	7.2.	Litigation Affecting Closing	31
	7.3.	Deliveries at Closing	31

8	TERMINATION		31
	8.1.	Termination Events	31
	8.2.	Effect of Termination	31
	8.3.	Return of Documents	31

9	INDEMNIFICATION		31
	9.1.	Indemnified Losses	31
	9.2.	Indemnification by Seller Parties	32
	9.3.	Indemnification By Buyer	32

	9.4.	Third Party Claims Against Buyer	32
	9.5.	Third Party Claims Against Sellers	33
	9.6.	Procedures; No Waiver; Exclusivity	33
	9.7.	Set-Off	34
	9.8.	Survival	34
	9.9.	Limitations on Indemnification by the Seller Parties	35
	9.10.	Exclusive Remedy	35

10	MISCELLANEOUS		35
	10.1.	Notices	35
	10.2.	Entire Agreement	36
	10.3.	Counterparts	36
	10.4.	Parties in Interest; Assignment	36
	10.5.	Governing Law	36
	10.6.	Schedules and Headings	36
	10.7.	Amendment	36
	10.8.	Waiver	37
	10.9.	Joint and Several Liability	37
	10.10.	Facsimile Signatures	37
	10.11	Press Release	37

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is executed as of July 2, 2008, by and among INFORMATION STRATEGIES GROUP, INC., a corporation incorporated under the laws of the State of New Jersey (“ISG”), BILLINGIT.COM, INC., a corporation incorporated under the laws of the State of New York (“BiilingIT” and together with ISG, each a “Seller” and collectively “Sellers”) THE STOCKHOLDER(S) OF SELLERS LISTED ON SCHEDULE 1 TO THIS AGREEMENT (the “Stockholders” and collectively with Sellers, each a “Seller Party” and collectively, the “Seller Parties”) and TANGOE, INC., a corporation incorporated under the laws of the State of Delaware (“Buyer”) (collectively, the “parties”).

RECITALS

WHEREAS, Buyer wishes to purchase from Sellers, and Sellers wish to sell to Buyer, the Purchased Assets (as defined below) upon the terms and conditions of this Agreement; and

WHEREAS, in order to induce Buyer to purchase the Purchased Assets, the Stockholders, each of whom will receive a direct, tangible and material benefit from the transactions contemplated by this Agreement by virtue of the fact the Stockholders own 100% of the issued and outstanding equity of each Seller, are willing to be parties to this Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Assumed Liabilities” shall mean only the duties, liabilities or obligations of Sellers, if any, arising after the Closing Date in connection with the items identified on Schedule 1A, except as otherwise noted on Schedule 1A, and shall specifically exclude, among other things, (i) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Sellers, including without limitation as a result of this transaction; (ii) any fees or expenses incurred by Sellers in connection with this transaction, except as may otherwise be provided herein; (iii) any debt, payables or other liabilities to Related Persons other than salary and other payroll related expenses that may be specifically set forth on Schedule 1A; (iv) any liabilities related to any employee benefit plan, including, without limitation, any 401(k), any profit sharing or pension plan, whether or not sponsored by Sellers, any deferred compensation payables, accrued bonus payables, other accrued liabilities, and any COBRA-related obligations; (v) any and all liability related to Sellers’ Real Property except as specifically set forth in the Lease Assignments; (vi) any litigation pending against Sellers; (vii) any liability for breach of warranty, performance, service level or similar obligations to Sellers’ customers, arising out of or relating to any breach by any Seller that occurred prior to the Closing; and (viii) any liability or obligation constituting or arising out of any Debt of Sellers.

“Business” shall mean the business of developing, marketing and providing telecommunications and information technology expense management solutions, including, without limitation, the licensing or provision of Sellers’ Invoice Processing and Validation Services, BillingIT Chargeback and Allocation Services, Telecommunications Billing Verification Audit Services, IT Finance Consulting Services, Telecommunications Operations Inventory Support Services and ManagingIT Provisioning Management Services and related software products and services.

“Closing” shall mean the consummation of the purchase and sale transaction described herein.

“Closing Date” shall mean the date on which the Closing occurs, as specified in Section 2.5.

“Debt”, as applied to any Person, means:  (a) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by notes bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services; (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee benefit plan; (g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) obligations of such Person arising under acceptance facilities; (i) guaranties; endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (j) all obligations of such Person secured by any Lien on any of such Person’s assets or property, whether or not the obligations have assumed, and (k) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

“Excluded Assets” shall mean those items listed as such on Schedule 1B hereto.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

“Knowledge” shall mean the best knowledge as of the Closing Date of George Germano or Brain Leigh after reasonable review of their records and files and a reasonable inquiry of Tamara Leppo, Rebecca Mingus and Kelsey Hayden.

“Leases” shall mean the real property leases listed on Schedule 3.15..

“Liens” shall mean all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Business or any Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, any Seller or the Business:  (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by Sellers, or (c) could impair the ability of Sellers to consummate the transactions contemplated by this Agreement, but excluding (i) any change, occurrence or development resulting from or attributable to general economic conditions, so long as such conditions do not materially disproportionately affect the business of such party, (ii) any change, occurrence or development affecting companies in the industry in which Sellers conduct their business generally, so long as such change, occurrence or development does not disproportionally affect the business of such party, (iii) any change in law, rule or regulation or GAAP or interpretations thereof or applicable to Sellers or Buyer, (iv) any change, occurrence or development resulting from earthquakes, hostilities, sabotage, military conflicts or acts of foreign or domestic terrorism, or any escalation of material worsening of such hostilities, sabotage, military conflicts or acts of foreign or domestic terrorism, (v) the effect of any action taken by Buyer or any affiliate of Buyer with respect to Sellers or the Business or (vi) the disclosure of the execution of this Agreement and the transactions contemplated hereby.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Purchase Price” shall mean the aggregate amount to be paid by Buyer to Sellers for the Purchased Assets and includes the cash consideration payable pursuant to Sections 2.2(a), (b) and (d) and the Escrow Funds payable pursuant to Section 2.2(c).

“Purchased Assets” shall mean all of Sellers’ property and assets, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including without limitation those items identified on Schedule 1B, but excluding the Excluded Assets.

“Records” shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Sellers.

“Reference Date” shall mean March 31, 2008.

“Reference Date Balance Sheet” shall mean the consolidated unaudited balance sheet of Sellers as of the Reference Date.

“Related Person” shall mean any officer, director, stockholder, employee or consultant of any Seller or any holder of five percent (5%) or more of any class of stock of any Seller or any member of the immediate family of any such officer, director, stockholder, employee or consultant or any entity controlled by any such officer, director, stockholder, employee or consultant or by a family member of any such officer, director, stockholder, employee or consultant.

“Taxes” (or “Tax” where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

Section 1.2.  Glossary of Terms.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accountants	2.3
Agreement	Preamble
Business Software	3.14(e)
Buyer	Preamble
Cap	9.9
Claimed Set-Off	9.7(a)
Competitive Activities	5.5(a)
Consulting Agreements	2.6(1)
Contracts	3.13
Deductible	9.9
Deferred Payment	2.2(d)
DOL	3.17(f)

Employment Offer Letters	2.6(j)
Environmental Laws	3.16
ERISA	3.17(b)
Escrow Agent	2.2(b)
Escrow Agreement	2.2(b)
Escrow Claim	9.7(b)
Escrow Funds	2.2(b)
Financial Statements	3.6
Hazardous Materials	3.16
Included AR Amount	Schedule IB
Indemnified Person	9.6
Indemnifying Person	9.6
IRS	2.8
Lease Assignments	2.6(h)
Losses	9.1
Non-Compete Period	5.5(i) and (j)
Permits	3.16
Permitted Liens	3.4
Plans	3.17(b)
Products	3.14(a)
Proprietary Rights	3.14(h)
Proprietary Rights Agreements	3.14(c)
Returns	3.18
Seller	Preamble
Sellers	Preamble
Seller Parties	Preamble
Seller Party	Preamble
Stockholders	Preamble
Territory	5.5(a)

ARTICLE 2

SALE OF ASSETS; CLOSING

Section 2.1.  Sale of Assets.  At the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (except Permitted Liens), good and marketable title to all of the Purchased Assets.  It is intended that the consummation of the purchase and sale of the Purchased Assets will transfer the Business to Buyer as a going concern with all of the assets, properties and rights used in or required for the operation and conduct of the Business as of the Closing Date.

Section 2.2.  Consideration.  The Purchase Price shall be $13,150,000 subject to the adjustments set forth in this Agreement, including without limitation in Section 2.3 hereof.  Buyer shall pay the Purchase Price by delivery in the following manner:

(a)                                  $ 11,525,000 less BillingIT portion] in cash by wire transfer at Closing to ISG;

(b)                                 $ 100,000 in cash by wire transfer at Closing to BillingIT; and

(c)                                  $ 1,375,000 (the “Escrow Funds”) in cash by wire transfer at Closing to U.S.  Bank National Association (the “Escrow Agent”), to be held under an escrow agreement in substantially the form of Exhibit A (the “Escrow Agreement”), said Escrow Funds to be paid to ISG on the fifteen (15) month anniversary of the Closing Date in accordance with the Escrow Agreement but subject to the terms and conditions described in this Agreement, including, without limitation, in Sections 2.3 and 9.7 hereof; and

(d)                                 $150,000 in cash by wire transfer on the four (4) month anniversary of the Closing Date (or if such day is not a business day, the next business day) to ISG (the “Deferred Payment”).

Section 2.3.  Accounts Receivable Adjustment to Purchase Price.

(a)                                  Receivable Shortfall.  Buyer and the Seller Parties agree that the Purchase Price payable to Sellers shall be reduced to the extent that the Accounts Receivable have not been collected by Buyer in the amount at least equal to the Included AR Amount within one hundred eighty (180) days following the Closing Date (the “Collection Period”), subject to application of the Deductible.

(b)                                 Adjustment to Purchase Price.  Within sixty (60) days following the end of the Collection Period, Buyer shall prepare and furnish to Sellers a statement setting forth the Accounts Receivable and all payments made thereon, calculated as of the end of the Collection Period, and the amount, if any, owing from the Seller Parties to Buyer pursuant to Section 2.3(a) (a “Receivable Shortfall”).  Subject to the application of the Deductible, the Seller Parties shall be jointly and severally liable for the Receivable Shortfall.  After application of the Deductible, Buyer shall set-off the Receivable Shortfall from the Escrow Funds in accordance with Section 9.7 and, to the extent the amount of the Receivable Shortfall exceeds the amount of the Escrow Funds then available under the Escrow Agreement, the Seller Parties shall pay the difference to Buyer within (10) days after receipt of written demand therefor.  Upon payment of the Receivable Shortfall, Buyer shall retain ownership of those Accounts Receivable on account of which a Receivable Shortfall was paid, but Buyer shall not be obligated to pursue further collection efforts and any amounts received by Buyer after the Collection Period on account of such Accounts Receivable shall be paid by Buyer into the Escrow Funds under the Escrow Agreement, or if recovered after termination of the Escrow Agreement, shall be paid to Seller.

(c)                                  Collection of Accounts Receivable.  Between the Closing Date and the end of the Collection Period, Buyer shall not forgive any portion of the Accounts Receivable and shall use reasonable efforts consistent with its usual and customary collection practices to collect the Accounts Receivable, provided that Buyer shall not be obligated to resort to litigation.

(d)                                 Payments in Transit after the Closing.  Any payments that are received by Seller after the Closing Date in respect of Accounts Receivable shall be owned by and deemed the property of Buyer, and Seller shall turn over to Buyer all such amounts within ten (10) days of receipt thereof.

(e)                                  Notwithstanding the foregoing, in the event that an Account Receivable is not collected as a result of material, bona fide deficiencies in Buyer’s performance of its obligations to a customer after Closing, the Buyer shall not be entitled to recover any portion of a Receivable Shortfall on account of the non-collection of such Account Receivable.

Section 2.4.  Buyer’s Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Sellers included in the Assumed Liabilities.

Section 2.5.  Closing.  The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Buyer’s counsel, Shipman & Goodwin LLP in Hartford, Connecticut and Sellers’ counsel, Ruskin, Moscou Faltischek, P.C, in Uniondale, New York within three (3) business days of the satisfaction of the conditions to Closing set forth in Articles 6 and 7, or at such other time and location as the parties hereto shall agree in writing.

Section 2.6.  Deliveries by Seller Parties at Closing.  At the Closing, Sellers shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including good and merchantable title to all personal property included therein, free and clear of all Liens (except Permitted Liens).  The Seller Parties shall deliver to Buyer:

(a)                                  The Escrow Agreement fully executed by ISG and Escrow Agent;

(b)                                 An opinion of the Seller Parties’ counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit B to this Agreement;

(c)                                  Evidence of authorization to change each Seller’s name and documents sufficient to effectuate such changes and to convey to Buyer all rights in the names Information Strategies Group, Inc.  and BillingIT.Com, Inc.;

(d)                                 A Bill of Sale from each Seller in the form of Exhibit C, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer’s counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer the title specified in this Section and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

(e)                                  the transfer of all registered Proprietary Rights of Sellers (as such term is defined in Section 3.14 hereof) and applications therefor; and

(f)                                    the consents listed on Schedule 2.6(f), subject to the terms and conditions set forth on such Schedule 2.6(f);

(g)                                 [Reserved];

(h)                                 A Lease Assignment and Assumption with respect to each Lease set forth on Schedule 3.15, in form reasonably acceptable to Sellers and Buyer, fully executed by the appropriate Seller (the “Lease Assignment”), provided that if despite reasonable efforts the parties are unable to obtain the same prior to Closing, delivery of the same shall not be required at Closing;

(i)                                     Good Standing Certificates of recent date for each Seller from the Secretary of State of the States of New Jersey and New York;

(j)                                     A Secretary’s Certificate for each Seller with respect each Seller’s Certificate of Incorporation, By-laws, director and stockholder resolutions and officer incumbency, in form and substance satisfactory to Buyer;

(k)                                  A certificate to the effect that each of the conditions specified in Section 6.1 are satisfied in all respects;

(l)                                     Consulting Agreements substantially in form attached to this Agreement as Exhibit D, executed by each Stockholder (the “Consulting Agreements”); and

(m)                               Such other documents and instruments as Buyer or Buyer’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

Simultaneously with the delivery referred to in this Section, the Seller Parties shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

Section 2.7.  Deliveries by Buyer at Closing.  At the Closing, Buyer shall deliver to Sellers:

(a)                                  The Escrow Agreement fully executed by Buyer;

(b)                                 Assumption Agreement in the form attached hereto as Exhibit E, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the Assumed Liabilities;

(c)                                  The Lease Assignments, fully executed by Buyer, provided that if despite reasonable efforts the parties are unable to obtain the same prior to Closing, delivery of the same shall not be required at Closing;

(d)                                 Buyer shall deliver to each Seller an amount equal to the cash portion of the Purchase Price payable to such Seller at Closing pursuant to Sections 2.2(a) and (b);

(e)                                  In accordance with Section 2.2(c) of this Agreement, Buyer shall deliver to the Escrow Agent the Escrow Funds;

(f)                                    The Consulting Agreements, executed by Buyer; and

(g)                                 A Secretary’s Certificate with respect to Buyer’s Certificate of Incorporation, By-laws, director resolutions and officer incumbency, in form and substance satisfactory to Sellers.

Section 2.8.  Allocation of Purchase Price.  The parties agree that with respect to each Seller, the Purchase Price, along with the Assumed Liabilities, shall, as to each Seller, be allocated among the Purchased Assets for tax purposes in accordance with the principles set forth on Schedule 2.8.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties hereby jointly and severally represent and warrant to Buyer as follows:

Section 3.1.  Organization and Power.  ISG is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  BillingIT is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Each Seller has full power and authority to own its properties and conduct the business presently being conducted by it.  Each Seller Party has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

Section 3.2.  Authorization.  The execution, delivery and performance of this Agreement by each Seller has been duly authorized and approved by all requisite action on the part of each Seller’s directors and stockholders.  This Agreement constitutes the valid and binding obligation of each Seller Party and is enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

Section 3.3.  No Conflict.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to any Seller Party, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of any Seller’s Certificate of Incorporation or By-laws or any resolution of the board of directors of any Seller, (c) except as set forth in Schedule 3.3, result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, license, instrument or agreement to which any Seller Party is a party or by which any Seller Party or any of the Purchased Assets is bound or create any Lien upon any of the Purchased Assets, or (d) except as set forth on Schedule 3.3, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person, including, without limitation, under any Contract.

Section 3.4.  Title to Purchased Assets; BillingIT Operations.

(a)                                  Each Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens, except those Liens set forth on Schedule 3.4(a)  (“Permitted Liens”).  No other party has any rights or claims to possession of any of the Purchased Assets.  None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict any Seller’s ability to transfer the Purchased Assets to Buyer as contemplated herein, except that certain agreements may require consent for, or otherwise restrict assignment as set forth on Schedule 3.3.  The Purchased Assets constitute all assets, rights and properties used by Sellers to operate, or necessary to operate the Business as operated by Sellers prior to Closing.  No Stockholder and no other Related Person of any Seller owns, leases or licenses assets, properties or other rights used in the conduct of the Business.  All employees engaged in conducting the Business are employees of Sellers.

(b)                                 BillingIT was organized in 2002 solely for purposes of performing certain technology development work for ISG, but never engaged in any such activity and no technology or other Proprietary Rights used in the Business were developed, acquired or licensed by BillingIT.  BillingIT has had no operations since its inception, and except as set forth in Schedule 3.4(b), has never had and does not now have any assets, liabilities or employees and except as set forth in Schedule 3.4(b), has never been and is not now party to any agreement, contract or understanding.  BillingIT does not now have and has not at any time had any customer.

Section 3.5.  Condition of Purchased Assets.  All of the tangible property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business by each Seller.

Section 3.6.  Financial Statements.  Sellers have delivered to Buyer financial information respecting the Sellers (the “Financial Statements”), as follows: (i) the Reference Date Balance Sheet, a copy of which is attached hereto as Schedule 3.6; (ii) consolidated unaudited profit and loss statements for the three (3) months ended as of the Reference Date; (iii) consolidated unaudited balance sheet as of December 31, 2007; and (iv) consolidated unaudited profit and loss statements for the fiscal year ended December 31, 2007.  The Financial Statements fairly present the financial position and results of operations for the periods then ended and the financial position of Sellers at the dates thereof.  Sellers’ books of account are and, during the period covered by the Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Sellers, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

Section 3.7.  Accounts Receivable; Credits.  The Accounts Receivable recorded on the books of Sellers, represent bona fide transactions and constitute valid claims for the full amounts against the account debtors free and clear of all Liens (except Permitted Liens).  Except in the ordinary course of business, no Account Receivable has been released by any Seller, in whole or in part, so as to reduce its value.  There are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Sellers prior to the Closing Date.  Schedule 3.7 sets forth a complete and accurate list of Sellers’ Accounts Receivable as of the date set forth on such Schedule.

Section 3.8.  Accounts Payable; Pre-Bill.  Schedule 3.8 sets forth a complete and accurate list of Sellers’ accounts payable as of the date set forth on such Schedule.  Neither Seller has pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with Sellers’ prior practices, with a corresponding current liability included on the Reference Date Balance Sheet.

Section 3.9.  Litigation.  There is no suit, action or proceeding pending against or affecting any Seller Party or the employees of Sellers relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor is there any such suit, action or proceeding threatened against any Seller Party or any of the employees of Sellers.  Neither any Seller nor the Business is subject to any order of a Governmental Entity.

Section 3.10.  Compliance with Law.  Sellers have all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Sellers have conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations, except where the failure to obtain a license, permit or approval, or file a report, has not and is not reasonably likely to have a Material Adverse Effect on Sellers.

Section 3.11.  Absence of Undisclosed Liabilities.  Neither Seller has any liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in (i) the Reference Date Balance Sheet or (ii) this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business since the Reference Date.

Section 3.12.  Absence of Certain Changes.  Since the Reference Date, neither Sellers nor the Business has or will have as of the Closing:

(a)                                  suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

(b)                                 suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting its properties or the Business in excess of $10,000;

(c)                                  except for distributions by ISG to the Stockholders in the amount of (i) $200,000 relating to fiscal year 2007 and (ii) $300,000 relating to the period of March 17, 2008 through the Closing Date, declared or paid or agreed to declare or pay any dividends or distributions of any cash or other assets of any kind whatsoever or issued or agreed to issue any capital stock or rights, options or warrants to acquire any capital stock of either Seller;

(d)                                 mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible;

(e)                                  sold or transferred any of its assets, property or rights, or canceled or agreed to cancel any of its debts or claims, except for fair value, in the ordinary course of business;

(f)                                    suffered any Material Adverse Effect with respect to its relationships with customers or employees, or with respect to its contracts with customers;

(g)                                 incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute;

(h)                                 except as set forth on Schedule 3.12(h), increased the amount of its Debt or other obligations or liabilities by more than $10,000 in the aggregate;

(i)                                     entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

(j)                                     except as set forth on Schedule 3.12(j), placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

(k)                                  made any change in the accounting practices or methods followed by it;

(l)                                     engaged in any restructuring or changed its constitutive documents;

(m)                               except as set forth on Schedule 3.12(m), materially increased the level of compensation or benefits for any employee, except as may be required by any existing plan, agreement or arrangement disclosed herein to Buyer, or to employees who are not officers in accordance with each Seller’s ordinary course of business;

(n)                                 entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect on any Seller, any of the Purchased Assets or the Business; or

(p)                                 entered into an agreement to do any of the foregoing.

Section 3.13.  Contracts.  Schedule 3.13 lists all of the contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business as it is conducted by Sellers, other than the Proprietary Rights Agreements (which are listed on Schedule 3.14) (the “Contracts”), each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller’s customary practices.  Sellers have fulfilled all material obligations required pursuant to the Contracts to have been performed by any Seller prior to the date hereof.  Neither Sellers nor, to any Seller Party’s Knowledge, the other parties to such Contracts, arrangements and understandings are in default thereof and all Contracts are valid and in effect.  Schedule 3.13 identifies each Contract (i) which provides that an assignment by or a “change of control” of Seller will cause a termination of the Contract or constitutes a default thereunder or otherwise grants to the other party the right to terminate the Contract or (ii) which grants any Person a Lien on all or any part of the assets of any Seller.  Except as set forth on Schedule 3.13, no customer, supplier or vendor of any Seller has given any written notice (including receipt of notice by electronic means, such as email) to such Seller, or, to Seller’s Knowledge, made any threat to such Seller or otherwise revealed an intent to such Seller that would reasonably cause such Seller to believe that such customer, supplier or vendor may cancel or otherwise terminate its relationship with such Seller, may materially and adversely change its relationship with such Seller, may substantially reduce the volume of business it currently does with such Seller or may refuse to renew any Contract when it expires.  Except as set forth on Schedule 3.13, there are not, and since January 1, 2005, there have not been, any claims (whether or not resulting in litigation or threatened litigation) by customers of any Seller pursuant to any warranty, milestone, benchmark or performance standard or other similar commitments of such Seller.

Section 3.14.  Intellectual Property.

(a)                                  Except as set forth on Schedule 3.14(a), Sellers either own or possess the perpetual, royalty-free license and other rights to use the Proprietary Rights (as defined in Section 3.14(h) below) used by Sellers in connection with the Business, including, without limitation, the proprietary computer software and programs known as Invoice Processing and Validation Services, BillingIT Chargeback and Allocation Services, Telecommunications Billing Verification Audit Services, IT Finance Consulting Services, Telecommunications Operations Inventory Support Services and IT Order Provisioning Management Services (the “Products”) and any Proprietary Rights necessary to develop, manufacture, publish, market, license and sell the Products, reference manuals, CD-ROMs and other materials and products published, marketed or licensed by Sellers relating to the Products all of which are free and clear of any Liens or any deposit arrangements and none of the same are owned or licensed or held by any Related Person.  All Proprietary Rights owned by Sellers are free of any Liens or deposit arrangements.

(b)                                 Except as set forth on Schedule 3.14(b), Sellers are not infringing upon or, otherwise acting adversely to, any Proprietary Rights, including trade secrets, owned by any other Person or Persons.  Except as set forth on Schedule 3.14(b), no claim, suit, demand, proceeding or, investigation is pending or has been asserted and, to the best Knowledge of the

Seller Parties, no claim, suit, demand, proceeding or investigation is threatened with respect to, based on or alleging infringement of, any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation.  Except as set forth on Schedule 3.14(b), no such Proprietary Rights infringe or violate any Proprietary Rights of any Person.  Sellers have taken all actions reasonably necessary to maintain and protect those Proprietary Rights which it owns or uses or have been licensed to Sellers.

(c)                                  Schedule 3.14(c) contains a brief description (including the expiration date, renewal provisions and other material terms) of all contracts, agreements, commitments or licenses relating to the Proprietary Rights or the Products to which any Seller is a party or by which it is bound, including, without limitation, all license agreements (including, without limitation, all forms of “shrink wrap” or “click wrap” and other license agreements), agreements for software acquisition, development agreements, author agreements, publishing agreements and OEM, VAR and other distribution agreements (the “Proprietary Rights Agreements”).  The Proprietary Rights Agreements include all such contracts, agreements, commitments or licenses to which any Seller is a party or by which any Seller is bound related to Sellers’ Proprietary Rights, and constitute all contracts, agreements, commitments or licenses related to Sellers’ Proprietary Rights.  Sellers have delivered to Buyer true and complete copies of all of the Proprietary Rights Agreements (other than end user agreements on a form provided to Buyer in accordance with Section 3.14(f) below) prior to the execution of this Agreement.  To each Seller Party’s Knowledge, all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements.  Except as set forth on Schedule 3.3, to each Seller Party’s Knowledge, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements.  No party to any Proprietary Rights Agreement has given any Seller written notice of or made a claim with respect to, and no Seller Party is otherwise aware of, any material breach or default under any thereof.  There have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements.  No amount payable to any Seller or reserved under any Proprietary Rights Agreement has been assigned by any Seller or anticipated and no amount payable to any Seller under any Proprietary Rights Agreement is in arrears or has been collected in advance and to each Seller Party’s Knowledge, there exists no offset or defense to payment of any amount under a Proprietary Rights Agreement.  No Contract and no Proprietary Rights Agreement contains any non-compete covenant, exclusivity clause or other restriction that would limit any Seller’s ability to engage in the Business.

(d)                                 Sellers have the exclusive right to manufacture, develop, publish, market, license or sell the Products (all of which are listed on Schedule 3.14(d)) in any and all media and by print or electronic means.  No Person other than Sellers may manufacture, develop, publish, market, license or sell the Products without the prior consent of Sellers and Sellers have not given any such consent and Sellers own, or exclusively license, all right, title and interest in and to the Products and the exclusive right to apply for copyright protection therefor.  None of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors of Sellers, holds any proprietary rights with respect to such Products.  Each of such employees and independent contractors has signed a nondisclosure and invention, assignment agreement with or for the benefit of one of the Sellers and each employee and independent contractor has signed an agreement granting to one of the Sellers ownership of all Proprietary Rights developed by such person or entity.

(e)                                  Schedule 3.14(e) contains a true and complete list of all software owned, developed, published or offered by Sellers, with all such software owned by Sellers designated by an asterisk (*) (the “Business Software”), as well as a description of any instructions or sequences of instructions, in whatever form embodied, which axe included in any of the Business Software and which requires the consent (whether subject to royalty or otherwise) of a party other than Sellers in order for any such Business Software to be sold, licensed, updated, enhanced or modified or integrated with the software by any Seller, together with true and correct copies of all contracts between or among such Seller, on the one hand, and any author or licensor of the software, on the other hand.

(f)                                    There has been no publication or public distribution by Sellers of any of the source codes of any of the Business Software that would in any way affect the right of Sellers to seek copyright protection for the Business Software.  Schedule 3.14(f) contains true and correct copies of each form of license agreement which has been used by Sellers, in connection with the marketing, license and distribution of the Business Software.  Each end user of the Business Software has either signed a license agreement or has acquired the Business Software pursuant to a so-called “shrink wrap” or “click wrap” license with one of the Sellers.  With respect to any contracts pertaining to the Business Software entered into by any Seller, such Seller has licensed the Business Software and not sold it, thus retaining ownership of the Business Software.  No Seller is aware of any claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers of any of the Business Software, or of any efforts, omissions or failures to perform.  There are no bugs in any of the Business Software reasonably detectable with normal use whose correction would require Buyer to make substantial expenditures.  There are no errors in any documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, flow charts, diagrams, source language statements, and demo disks related to, associated with or used or produced in the development of the Business Software.  Sellers do not maintain written specifications for the Products and have not warranted to any customer that the Products function in accordance with any particular specifications.  No Product is currently required to be distributed in course code form by the GNU General Public Licenses or any other “open source” license agreement, nor is any Seller in violation of any such agreement.

(g)                                 Schedule 3.14(g) contains a true and complete list of all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, patents and patent applications, copyrights and copyright registrations, and applications therefor, wholly or partially owned, licensed held or used by Sellers in the conduct of the Business.

(h)                                 For purposes hereof, “Proprietary Rights” shall mean know-how, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, all rights in internet web sites and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by any Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto.

Section 3.15.  Real Property.  Schedule 3.15 lists all Leases for real property used in whole or in part by the Business.  Sellers have delivered to Buyer a true, correct and complete copy of each Lease and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates).  Each Lease is legal, valid, binding and enforceable against the applicable Seller and in full force and effect and represents the entire agreement between the landlord thereunder and such Seller with respect to the property subject thereto.  To each Seller Party’s Knowledge, nothing impairs each Seller’s ability to enforce its rights under the any Lease against the applicable landlord.  The applicable Seller has undisturbed possession of the premises subject to each Lease and each Lease is in full force and effect and the applicable Seller is entitled to the benefits of each Lease in accordance with the terms thereof.  Sellers have not received notice of a breach or default under any Lease, and Sellers have granted to any other Person any rights, adverse or otherwise, under any Lease.  No Seller nor (to the Knowledge of any Seller Party) any other party to any Lease, is in breach or default in any material respect, and, to the Knowledge of each Seller Party, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under any Lease.  There is no dispute between any Seller and any landlord under any Lease and no waiver, indulgence or postponement of any Seller’s obligations thereunder has been granted by any Landlord.  The rental set forth in the each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.  Other than the leasehold interests created by the Leases, no Seller holds interests in real property of any kind.  The premises subject to the Leases are not subject to any zoning ordinance, Lien, or other restriction or encumbrance which would have a Material Adverse Effect on the Business or the use and enjoyment of such property in the manner in which such property is currently used and enjoyed.  To the each Seller Party’s Knowledge, there is no planned or threatened taking or condemnation of all or any part of such premises.

Section 3.16.  Environmental Matters.  Sellers are not now nor have been in the past in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety (“Environmental Laws”) and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.  Schedule 3.16 sets forth all permits, licenses, registrations and certificates (the “Permits”) Sellers currently holds under any Environmental Laws.  No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by any Seller or, to the Knowledge of the Seller Parties, by any other Person on any real property owned or occupied by any Seller.  For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

Section 3.17.  Labor; ERISA.  (a)  Except as set forth on Schedule 3.17, neither Seller is, and, as of the Closing Date will be, a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor has there been any unionization activity.  Sellers have complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, workers’ compensation, Social Security, payroll, withholding and similar Taxes, and is not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws.  Schedule 3.17 attached hereto contains a list of employee salaries and immediately prior to Closing Sellers will identify to Buyer the name of each employee on such list.  All such employees are employees of ISG and BillingIT has no employees.  No employee of any Seller has given any notice or made any threat or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with such Seller or indicated an intention not to accept employment with Buyer, if employment is offered.  At the Closing Date, all employees are terminable at will by each Seller and will be free of all employment obligations to such Seller and all non-competition and confidentiality covenants in favor of such Seller and will be free to become employees of Buyer, if Buyer so desires.

(b)                                 Set forth in Schedule 3.17 is a list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and (ii) all profit sharing, stock bonus, pension, 401(k), ESOP, savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, deferred compensation (as defined in Section 409A of the Code) and other similar compensation or employee benefit plans, funds, programs or arrangements, which are maintained for the benefit of, or relate to any or all employees of Sellers (the plans referred to in clauses (i) and (ii) being collectively referred to as the “Plans”).  Except as set forth on Schedule 3.17, none of the Plans constitutes a nonqualified deferred compensation plan within the meaning of Code Section 409A.  Each of the Plans that does constitute such a nonqualified deferred compensation plan has been operated and maintained in accordance with applicable transition relief with respect to amounts deferred in taxable years beginning after December 31, 2004 and with respect to amounts deferred in taxable years beginning before January 1, 2005 if the plan under which the deferral is made is materially modified after October 3, 2004.

(c)                                  Each Seller has furnished to Buyer (i) a complete and correct copy, as of the date hereof, of each document constituting a part of each Plan, (ii) the most recent annual report (Form 5500 Series), including all applicable schedules, if required, with respect to each Plan, (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists, and (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS.

(d)                                 None of the Plans is a multiemployer plan within the meaning of Section 4001 of ERISA.

(e)                                  Each of the Plans is and has been operated and maintained in accordance with its terms and with the requirements of all applicable statutes, orders and governmental rules and regulations, including, but not limited to, the Code and ERISA.

(f)                                    There are no audits, inquiries, submissions, or proceedings pending or, to the Knowledge of the Seller Parties, threatened by the IRS, Department of Labor (the “DOL”) or other governmental agency with respect to any Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued.

(g)                                 Each Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter (or if applicable, advisory or opinion letter) from the IRS that has not been revoked, no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Plan.  No Seller has a commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law or as set forth in Schedule 3.17).  Each Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms.

(h)                                 No Seller has at any time maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has any Seller contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code.

(i)                                     No “prohibited transaction,” within me meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.  Neither Seller nor any officer or director of any Seller is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.

(j)                                     None of the Plans promises or provides medical or other welfare benefits to any former employee of any Seller except as required by COBRA or other applicable law, and no Seller has represented, promised or contracted (whether in oral or written form) to provide welfare retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by law.

(k)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of any Seller under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.18.  Taxes.

(a)                                  Sellers have prepared and filed or caused to be prepared and filed, all federal, state, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns (“Returns”) relating to any and all Taxes concerning or attributable to any Seller, the Purchased Assets or the Business which Sellers are required to file on or before the Closing and such Returns were true and accurate and were completed in accordance with applicable law when filed.  Sellers has provided to Buyer the Returns listed on Schedule 3.18.

(b)                                 Sellers have (i) paid, or made provision for, all Taxes it is required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and no Seller has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against any Seller.  There is no tax sharing agreement that will require any payment by any Seller after the date of this Agreement.  No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired or to be acquired by any Seller.

(c)                                  No audit or other examination of any Return of any Seller is presently in progress, nor has any Seller been notified of any request for such an audit or other examination.

(d)                                 Sellers do not have any liabilities for unpaid Taxes which have not been accrued or reserved against on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Seller Party has any Knowledge of any basis for the assertion of any such liability attributable to any Seller, the Purchased Assets or the Business.

(e)                                  The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of law.

(f)                                    With respect to each taxable year of each Seller’s existence, each Seller is a small business corporation for which an election under 1362(a) of the Code is in effect.  Each

Seller has properly elected to be treated as a pass-through entity for each taxable year of its existence under the applicable provisions of each state where it conducts or has conducted business.  Since its existence, the S corporation election of each Seller has not been subject to termination under section 1362(d) of the Code.

Section 3.19.  Capitalization; Relationships with Related Persons.  (a)  Schedule 3.19 sets forth a true and complete list of all holders of capital stock of each Seller, and of all holders of rights, options or warrants to acquire capital stock of such Seller, and of all holders of securities convertible into or exchangeable or exercisable for capital stock of such Seller.

(b)                                 No Related Person (including, without limitation, any Stockholder) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business.  No Seller or any Related Person of any Seller (including, without limitation, any Stockholder), is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Business, or (b) engaged in competition with any Seller with respect to any line of the products or services of any Seller in any market presently served by such Seller.  No Related Person of any Seller (including, without limitation, any Stockholder) is a party to any Proprietary Rights Agreement or Contract.

Section 3.20.  Brokers.  Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of or on behalf of any Seller Party in connection with the transactions contemplated by this Agreement.

Section 3.21.  Insurance.  In respect of the Business and the Purchased Assets, each Seller is and will continue to be insured with respect to all events occurring prior to the Closing Date, in accordance with the insurance policies listed on Schedule 3.21, copies of which have been provided to Buyer.  Schedule 3.21 lists all policies of insurance and bonds covering the assets and operations of each Seller as of the date hereof.  All of such insurance policies and bonds covering each Seller and the Business are in full force and effect and no written notice of termination of any such insurance policies or bonds has been received by any Seller.  Sellers have not received any written communication or other written notice regarding any actual or possible refusal of any coverage or rejection of any claim related to the Business.

Section 3.22.  Powers of Attorney.  Except for ADP, no Person has any power of attorney to act on behalf of any Seller in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of each Seller.

Section 3.23.  Debt.  Set forth in Schedule 3.23 hereto is a complete and correct list of all Debt of each Seller other than trade debt incurred in the ordinary course of business, none of which is overdue unless such trade debt is being contested diligently and in good faith by appropriate proceedings and appropriate cash reserves have been established therefor.  The maximum principal or face amounts of the obligations set forth, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

Section 3.24.  Solvency.

(a)                                  No Seller is now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement.  As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of a Seller exceeds the present fair saleable value of such Seller’s assets.

(b)                                 Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each Seller will be able to pay its remaining liabilities as they become due in the usual course of its business; (ii) no Seller will have unreasonably small capital, given its circumstances; (iii) each Seller will have assets (calculated at fair market value) that exceed its remaining liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against each Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, each Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of each Seller.  The cash available to each Seller after Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such liabilities, debts and judgments promptly in accordance with their terms.

Section 3.25.  Certain Payments.  Since January 1, 2002, no Seller nor any director, officer, agent, or employee of any Seller, or any other Person associated with or acting for or on behalf of any Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller or any affiliate of any Seller, or (iv) in violation of any statutes, laws or regulations, or (b) established or maintained any fund or asset that has not been recorded in the books and records of any Seller.

Section 3.26.  Statements not Misleading.  The Seller Parties have disclosed all facts, events or transactions which are material to the Purchased Assets and the Business.  No representation or warranty of any Seller Party or document furnished by any Seller Party hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the Closing Date, as follows:

Section 4.1.  Organization and Power of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

Section 4.2.  Authorization.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles.

Section 4.3.  No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer’s certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4.  Litigation.  There is no action, claim, suit or proceeding pending, or to the Buyer’s knowledge threatened that would adversely affect the consummation of the transactions contemplated by this Agreement.

Section 4.5.  Brokers.  There are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of or on behalf of Buyer in connection with the transactions contemplated by this Agreement.

Section 4.6.  Consents.  Except as set forth on Schedule 4.6, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be obtained or made by the Buyer in connection with the consummation of the transactions contemplated hereby.

ARTICLE 5

COVENANTS

Section 5.1.  Conduct of Business.  During the period from the date of this Agreement and continuing until the Closing Date, Sellers and Stockholders agree (except as expressly provided in this Agreement or the Schedules hereto or to the extent that Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

(a)                                  Sellers shall carry on the Business in the ordinary course in substantially the same manner as presently conducted and maintain the Records in substantially the same manner as presently maintained, provided that subject to contrary requirements of law, Sellers may remove e-mail correspondence of the Stockholders from Sellers’ Records;

(b)                                 Sellers shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Purchased Assets, except for fair value in the ordinary course of business consistent with prior practice;

(c)                                  Sellers shall not acquire any material capital asset for use in the operation, of the Business (“material” for purposes of this paragraph shall mean any capital asset whose acquisition price or fair market value is in excess of Ten Thousand Dollars ($10,000));

(d)                                 Sellers shall not enter into or assume any pledge or other title retention agreement, or permit any Lien to attach upon any of the Purchased Assets;

(e)                                  Sellers shall maintain and keep in good order and repair in a manner consistent with such Seller’s existing practice, subject to reasonable wear and tear, all of the Purchased Assets;

(f)                                    Sellers shall not solicit or accept advance payments from customer for services which are to be performed or delivered by Buyer subsequent to the Closing Date, except in the ordinary course of business consistent with prior practices;

(g)                                 Sellers shall not enter into any contract, commitment or agreement which either individually or in the aggregate would have a Material Adverse Effect upon the Business or the Purchased Assets, or amend, modify adversely, cancel, rescind, revoke or terminate any of the contracts or agreements to be transferred to Buyer hereunder in any material manner;

(h)                                 Sellers shall not incur any additional indebtedness except in the ordinary course of business;

(i)                                     except for distributions by ISG to the Stockholders in the amount of (i) $200,000 relating to Fiscal year 2007 and (ii) $300,000 relating to the period of March 17, 2008 through the Closing, no Seller shall declare or make or agree to declare or make any distributions of any assets of any kind whatsoever to any shareholder;

(j)                                     Sellers shall take no action that would or might result in any of its representations and warranties set forth in this Agreement becoming untrue in any material respect (including the accuracy of the Schedules), any of the conditions to Closing set forth in Article 6 not being satisfied, or any of the Purchased Assets becoming materially less valuable;

(k)                                  Sellers shall comply with all Laws of any Governmental Entity applicable to the Purchased Assets or the conduct of the Business and shall maintain in good standing all permits and licenses necessary to conduct the Business;

(l)                                     Sellers shall comply in all material respects with and perform all of their obligations under the Proprietary Rights Agreement and the Contracts;

(m)                               Sellers shall not engage in any restructuring or make any changes to its constitutive documents;

(n)                                 Sellers shall promptly advise Buyer in writing of the occurrence of any matter or event that is material to the Business, the Purchased Assets, the Closing conditions or the representations and warranties in this Agreement;

(o)                                 Sellers shall not materially accelerate billings, or the collection of any Accounts Receivable, or materially delay the payment of any accounts payable;

(p)                                 Sellers shall not maintain in effect (or replace upon expiration), all casualty, public liability and other insurance policies maintained by Sellers on the date hereof; and

(q)                                 Sellers shall use their reasonable best efforts to preserve their relationships with customers, suppliers, third party payers and others with which they have business relations and shall otherwise own and operate the Business only in the ordinary course and in the same manner as was customary prior to the date hereof.

Section 5.2.  [Reserved].

Section 5.3.  Further Assurances; Cooperation.

(a)                                  The Seller Parties will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement.  The Seller Parties shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement.  In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, and if at the Closing Buyer shall have waived its right to receive at the Closing such consent, the Seller Parties shall thereafter be obligated to use their best efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.  The parties acknowledge that while Schedule 3.3 sets forth various consents that may be required under agreements to which Sellers are parties, only those consents set forth on Schedule 2.4(f) are being obtained as a condition to Closing.

(b)                                 The Seller Parties have prior to the Closing and will continue after Closing, at Buyer’s sole cost and expense, to (i) permit Buyer’s appropriate officers, employees and accountants to meet, at agreed upon times and locations, with, the officers, employees and accountants of Sellers responsible for Sellers’ financial statements, the internal controls of Sellers and the disclosure controls and procedures of Sellers to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2003 and any rules and regulations relating thereto.

Section 5.4.  No Contemporaneous Negotiations.  Pending the Closing, neither any Seller nor any Stockholder shall discuss or negotiate with any other Person or entertain or consider any inquiries or proposals relating to the possible disposition of the Purchased Assets, or the merger or consolidation of any Seller, or any other sale or disposition of the Business, any portion of the Purchased Assets, or any other transaction that would cause a change of control of any Seller.  Sellers and Stockholders will promptly notify Buyer of any inquiry or proposal received by any Seller or any Shareholder, including information as to the identity of the parties making such inquiry or proposal and the specified terms of such inquiry or proposal, as the case may be.  Buyer agrees that Sellers and not Buyer will contact Sellers’ customers to request any required consent prior to Closing, and Buyer shall participate in any such discussions only at Sellers’ request.

Section 5.5.  Covenants not to Compete.

(a)                                  Non-Competition.  For the applicable Non-Compete Period (as that term is defined below), no Seller Party shall, directly or indirectly, anywhere in the world (the “Territory”) engage in competition with Buyer, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, shareholder, employee, member of any association, or otherwise), in the Business (together, the “Competitive Activities”), or in the design, development, distribution, marketing, licensing or selling of products, services or systems which are competitive with the products, services or systems being sold, marketed or produced by, or which are under development by, Buyer at the time of the Closing or during the Non-Compete Period.  No Seller Party shall own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any Person, firm, association, partnership, venture, corporation or other business entity which is engaged in, or will within the Non-Compete Period engage in, any of the activities prohibited by this Section 5.5.

(b)                                 Limitation on Covenant.  Ownership by a Seller Party, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.5.

(c)                                  Customers.  In addition to the more general restrictions set forth above, for a period of two (2) years from the Closing Date, no Seller Party, nor any of their affiliates shall, directly or indirectly, either on such party’s own account or in conjunction with or on behalf of any other Person, firm or company, solicit any Person, firm or company who was a customer or client of any Seller, Buyer or an affiliate of Buyer as of the Closing, for business which is competitive with the business, activities, products, services or systems provided by Sellers, Buyer or any affiliate of Buyer as of the Closing Date.

(d)                                 Employees.  For a period of two (2) years from the Closing Date, no Seller Party shall, either on such party’s own account or in conjunction with or on behalf of any other Person, firm or company, employ, solicit, entice away or attempt to employ, solicit or entice away from Buyer or any affiliate of Buyer any person who at the date hereof is, or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been, an officer, manager, consultant or employee of Buyer or any affiliate of Buyer.

(e)                                  Confidentiality.  No Seller Party will at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of Buyer whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to Buyer or the Business, the identity of the customers and suppliers of Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of Buyer or the Business and shall use its best endeavors to prevent the publication or disclosure of any such information.  Each Seller Party acknowledges that many of the Purchased Assets are trade secrets which Buyer has purchased and which Seller Parties are forever restricted from using or disclosing (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction).  If, in connection with the business or affairs of each Seller, any Seller Party shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by any Seller Party, then the Seller Parties will not at any time infringe such restrictions.

(f)                                    Injunctive Relief.  Each Seller Party acknowledges that any violation of any provision of this Section 5.5 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations.  Therefore, in the event of a violation of Section 5.5 by any Seller Party, each Seller Party agrees that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation.

(g)                                 Severability.  The parties understand and agree that the covenant set forth in this Section 5.5 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the Non-Compete Period.  Should any clause, portion or paragraph of this Section 5.5 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.5.  Should any particular covenant or restriction, including but not limited to the covenants and restrictions of Section 5.5(a), 5.5(c), 5.5(d) and 5.5(e), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

(h)                                 Acknowledgment.  Each Seller Party acknowledges that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

(i)                                     Sellers’ Non-Compete Period.

(i)                                     With respect to each Seller, the Non-Compete Period shall be two (2) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

(ii)                                  If ordered by a court of competent jurisdiction, the Non-Compete Period for each Seller Party shall be one of the following periods of time:

(A)                              one (1) year and six (6) months from the Closing Date;

(B)                                one (1) year from the Closing Date;

(C)                                six (6) months from the Closing Date.

(j)                                     Stockholders’ Non-Compete Period.

(i)                                     With respect to each Stockholder, the Non-Compete Period shall be two years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

(ii)                                  If ordered by a court of competent jurisdiction, the Non-Compete Period for a Stockholder shall be one of the following periods of time:

(A)                              one (1) year and six (6) months from the Closing Date;

(B)                                one (1) year from the Closing Date;

(C)                                six (6) months from the Closing Date.

Section 5.6.  Use of Names.  From and after the Closing Date, Sellers shall cease to use the names Information Strategies Group, Inc.  and BillingIT.com, Inc.  or any similar name and as indicated in Section 2.6(c), shall change their names at Closing.

Section 5.7.  Passage of Title and Risk of Loss.  Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

Section 5.8.  Transfer of Goodwill and Business.  From and after the Closing Date, the Seller Parties shall, when reasonably requested to do so by Buyer at mutually convenient times, and at Buyer’s sole cost and expense, provide reasonable good faith assistance to effectuate a smooth transfer of the Business and goodwill to Buyer.

Section 5.9.  Expenses; Transfer Taxes.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.  Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Sellers to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by the Seller Parties, and the Seller Parties shall promptly provide Buyer with proof of payment of such Taxes.

Section 5.10.  Taxes.

(a)                                  Continuing Obligation.  The Seller Parties shall be responsible for and pay or cause to be paid when due all of Sellers’ Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date.  The Seller Parties shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Sellers’ Returns required to be filed in connection with the Purchased Assets and such Returns shall be true and correct and completed in accordance with applicable laws.

(b)                                 Status at Closing.  At Closing, Sellers shall have (i) paid or cause to be paid all Taxes it is required to pay as of such time, and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

(c)                                  Tax Elections.  No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made by any Seller after the date of this Agreement without the prior written consent of Buyer.

(d)                                 Cooperation and Records Retention.  The Seller Parties and Buyer shall each (i) provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the others with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the others with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the others for any period.  Without limiting the generality of the foregoing, Buyer and the Seller Parties shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

Section 5.11.  Employment Matters.  Sellers will terminate, effective upon Closing, the employment of all employees of the Business whom Buyer has indicated a desire to employ, and each Seller shall pay all compensation or other money due to such, employees with respect to their employment and termination by such Seller through and including the Closing Date.  The Seller Parties shall cooperate with Buyer in Buyer’s efforts beginning upon Closing to hire such employees as Buyer deems desirable for the continuation of the Business, and each Seller shall, and hereby does, release those employees who accept employment with Buyer from their obligations under any non-competition or confidentiality agreement in favor of such Seller, to the extent necessary to allow them to become employed by Buyer, effective only upon Closing.

Section 5.12.  Customer Terminations.  In the event that, at any time prior to the 15 month anniversary of the Closing Date (i) any customer of any Seller terminates its relationship with such Seller or refuses to renew its relationship with such Seller other than as a result of Buyer’s breach of the related customer agreement after the Closing Date or due to a customer’s general dissatisfaction with the services provided by Buyer after the Closing Date and (ii) such customer prior to Closing gave written notice (including receipt of notice by electronic means, such as email) to either Stockholder or to Tamara Leppo, Rebecca Mingus or Kelsey Hayden that such customer intended or threatened to cancel or not renew its relationship with such Seller and such Seller Party did not disclose this information to Buyer prior to the Closing Date, then the Seller Parties will be jointly and severally liable to Buyer for an amount equal to the result of the following formula: the average monthly fees payable by such customer to Seller and Buyer with respect to the twelve (12) month period preceding such termination or nonrenewal divided by the total average monthly fees for all of Sellers’ customers for the same period, multiplied by $10,000,000.  Buyer shall be entitled to set-off such amount from the Escrow Funds in accordance with Section 9.7 of this Agreement.  The total of any set-off resulting from customer terminations pursuant to this Section 5.12 shall not exceed the amount of the Escrow Funds.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

Section 6.1.  Representations and Warranties Accurate.  All representations and warranties of Sellers and Stockholders contained in this Agreement shall have been true when made and shall be true at and as of the Closing Date.  Sellers and Stockholders shall have complied with all covenants and conditions required to be performed or complied with by them prior to or at the Closing Date.  Sellers and Stockholders shall furnish Buyer with an appropriate certificate to the foregoing effect as of the Closing Date.

Section 6.2.  Opinion of Counsel to Seller Parties.  Buyer shall have been furnished with an opinion of counsel to Seller Parties, dated the Closing Date and addressed to Buyer, on the matters set forth in Exhibit A.

Section 6.3.  Litigation Affecting Closing.  No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 6.4.  Instruments of Sale, Etc.  Sellers shall have executed and delivered to Buyer such instruments of sale, conveyance, transfer and assignment satisfactory to counsel for Buyer as are necessary or desirable to vest in Buyer title to all of the Purchased Assets or to confirm the status of title to the Purchased Assets, including, without limitation, documents sufficient to effectuate the change in Sellers’ corporate names as required by Section 2.6(c), and the Bills of Sale described in Section 2.6(e).

Section 6.5.  Consents.  The Consents listed on Schedule 2.6(f) and all authorizations, approvals, permits or consents of any Governmental Entity or third Person necessary for the consummation of the transactions contemplated by this Agreement, subject to the further terms and conditions set forth in Schedule 2.6(f).

Section 6.6.  No Material Adverse Effect.  There shall not have occurred any event that would have a Material Adverse Effect on the Business, the Facility, the Purchased Assets or the Assumed Liabilities.

Section 6.7.  Deliveries at Closing.  Sellers and Stockholders shall have delivered to Buyer, fully executed by all applicable parties, each of the items specified in Section 2.6 of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLERS’
AND STOCKHOLDERS’ OBLIGATIONS

All obligations of Sellers and Stockholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

Section 7.1.  Representations and Warranties Accurate.  All representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true at and as of the Closing Date.  Buyer shall have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.  Buyer shall furnish Sellers with an appropriate certificate to the foregoing effect as of the Closing Date.

Section 7.2.  Litigation Affecting Closing.  No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.3.  Deliveries at Closing.  Buyer shall have delivered to Sellers, fully executed by Buyer, each of the items specified in Section 2.7 of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1.  Termination Events.  This Agreement may be terminated by written notice on or before the Closing Date:

(a)                                  by the mutual consent of the parties hereto; or

(b)                                 by Buyer, if (i) the conditions set forth in Article 6 are not satisfied (or are incapable or being satisfied) on or before July 31, 2008, without fault of Buyer; or

(c)                                  by Sellers, if the conditions set forth in Article 7 are not satisfied (or are incapable of being satisfied) on or before July 31, 2008 without fault of any Seller.

Section 8.2.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer, Sellers, their respective officers or directors, or Stockholders, except that the agreements contained in Section 8.3 hereof and any prior confidentiality or nondisclosure agreement between the parties shall survive the termination hereof.

Section 8.3.  Return of Documents.  In the event that the sale of the Purchased Assets is not consummated for any reason, whatsoever, or if this Agreement is terminated for any reason whatsoever, each party will return to the other party on a timely basis all documents, agreements, instruments or other written information concerning the other party that was obtained from such other party.

ARTICLE 9

INDEMNIFICATION

Section 9.1.  Indemnified Losses.  For the purpose of this Article 9 and when used elsewhere in this Agreement, “Losses” shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys’ fees and other legal costs and expenses relating thereto.

Section 9.2.  Indemnification by Seller Parties.  The Seller Parties hereby jointly and severally agree to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

(a)                                  any breach by the Seller Parties of any representation or warranty of the Seller Parties made herein;

(b)                                 any breach by any Seller Party of any covenant or obligation of such Seller Party in this Agreement;

(c)                                  any liability or obligation of Sellers or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Sellers, the Business or the Purchased Assets prior to the Closing, other than the Assumed Liabilities, whether or not such liability or obligation was disclosed to Buyer, including, without limitation, sales and use Taxes for all periods ending on or prior to the Closing Date;

(d)                                 any noncompliance with bulk sales or fraudulent conveyance laws with respect to the transactions contemplated by this Agreement; and

(e)                                  as provided in Section 9.4 hereof.

Section 9.3.  Indemnification By Buyer.  Subject to the limitations set forth in this Article 9, Buyer agrees to indemnify and hold harmless Sellers against and in respect of any Losses which arise out of or result from:

(a)                                  any breach by Buyer of any representation or warranty of Buyer made herein;

(b)                                 any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(c)                                  the Assumed Liabilities; and

(d)                                 as provided in Section 9.5 hereof.

Section 9.4.  Third Party Claims Against Buyer.  The Seller Parties further agree to jointly and severally indemnify and hold Buyer harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring prior to the Closing and related to any Seller, the Business or the Purchased Assets, including, without limitation, any and all Losses attributable to goods, products and services provided by any Seller prior to the

Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

Section 9.5.  Third Party Claims Against Sellers.  Subject to the limitations set forth in this Article 6, Buyer further agrees to indemnify and hold Sellers harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the Closing and related to Buyer or the Purchased Assets, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

Section 9.6.  Procedures; No Waiver; Exclusivity.  All claims for indemnification by a party pursuant to this Article 9 in connection with an action, suit or proceeding shall be made in accordance with the provisions of this Section 9.6.  The party entitled to indemnification under this Article 9 (the “Indemnified Person”) shall give prompt written notification to the Person obligated to provide such indemnification (the “Indemnifying Person”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 6 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 9 except to the extent of any damage or liability caused solely by or arising out of such delay.  Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only.  If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense.  The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered “Losses” for purposes of this Agreement.  The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed.  The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

Section 9.7.  Set-Off.  (a)  Buyer shall be entitled to a set-off against the Escrow Funds for any amounts payable to Buyer pursuant to this Article 9 or under Section 2.3 and Section 5.12 (a “Claimed Set-Off”).  Nothing in this Section 9.7 shall be construed or interpreted as a limitation on Buyer’s right to indemnification in accordance with this Article 9.

(b)                                 Buyer shall give Seller Parties written notice of any Claimed Set-Off.  Except in the case of a Claimed Set-Off made pursuant to Section 2.3 and Section 5.12 of this Agreement, Seller Parties shall have fifteen (15) days from the date of Buyer’s written notice to object to the Claimed Set-Off.  Seller Parties shall make any objection to a Claimed Set-Off in writing and shall forward the same to both Buyer and the Escrow Agent in the case of a claim against the Escrow Funds (an “Escrow Claim”).  If Seller Parties do not timely object to an Escrow Claim, or in the case of any Claimed Set-Off made pursuant to Section 2.3 and Section 5.12 of this Agreement, Buyer may give unilateral written notice to the Escrow Agent to release a portion of the Escrow Funds equivalent to the Claimed Set-Off, which written notice the Seller Parties hereby acknowledge to be sufficient to authorize the Escrow Agent to release the Escrow Funds as directed by Buyer.

(c)                                  If the Seller Parties do timely object to a Claimed Set-Off, except in the case of a Claimed Set-Off made pursuant to Section 2.3 and Section 5.12 of this Agreement, the Escrow Agent shall not release any portion of the Escrow Funds to Buyer until the Escrow Agent receives instructions which are signed by Buyer and Seller Parties, or until the dispute has been definitively resolved by court proceedings.  If the Seller Parties do timely object and Seller Parties and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either Seller Parties or Buyer may institute court proceedings for a determination of the amount of the Claimed Set-Off.  If the Seller Parties object to a Claimed Set-Off, or during the pendency of Seller Parties’ fifteen (15) day notice period, Buyer may require the Escrow Agent to retain a portion of the Escrow Funds to cover an Escrow Claim by giving the Escrow Agent unilateral written notice to retain said portion of the Escrow Funds, which written notice the Seller Parties hereby acknowledge to be sufficient to authorize the Escrow Agent to retain said portion of the Escrow Funds as directed by Buyer, and in which event the Escrow Agent shall not release that portion of the Escrow Funds to any Seller Party in accordance with the Escrow Agreement until the Escrow Agent receives instructions which are signed by both Buyer and Seller Parties,  or until the dispute has been definitively resolved by court proceedings.

Section 9.8.  Survival.  All representations and warranties made by the Seller Parties and Buyer herein (except for those set forth in Sections 3.1, 3.2, 3.4, 3.14, 4.1 and 4.2, which shall survive indefinitely and those set forth in Sections 3.16, 3.17 and 3.18, which shall survive until expiration of the applicable statute of limitation), or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of fifteen (15) months following the Closing Date.  No claim may be asserted under Section 9.2(a) or 9.3(a) with respect to breach of a representation or warranty after the fifteen (15) month anniversary of the Closing Date (except for claims for breach of a representation or warranty set forth in Section 3.1, 3.2, 3.4, 3.14, 3.16, 3.17, 3.18, 4.1 or 4.2), provided that claims as to which written notice is given prior to such date may be prosecuted thereafter.  The indemnity obligations set forth in Sections 9.2(b), (c), and (d), Sections 9.3(b) and (c), Section 9.4 and Section 9.5 shall survive indefinitely.

Section 9.9.  Limitations on Indemnification by the Seller Parties.  Notwithstanding any other provision of this Article 9, the Seller Parties shall not be liable to Buyer under Section 9.2(a) for breach of representations and warranties or, solely with respect to the Deductible but not the Cap, under Section 2.3 with respect to a Receivable Shortfall (a) until the total of all Losses (and any Receivable Shortfall) with respect to such matters exceeds $250,000 (the “Deductible”), and (b) for Losses in excess of $3,500,000 (the “Cap”), provided that the Seller Parties’ liability under Section 9.2(a) for Losses that arise from the breach of the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.4, 3.14, 3.16, 3.17 and 3.18 shall not be subject to the Deductible or the Cap.  Nothing set forth in this Section 9.7 limits the Seller Parties’ liability and obligations under Sections 2.3, 9.2(b), 9.2(c), 9.2(d) or 9.4, or under any other Section or provision of this Agreement, except for Section 9.2(a), notwithstanding the fact that the facts or circumstances giving rise to a claim under any such Section also constitute a breach of a representation or warranty and/or give rise to a claim under Section 9.2(a).

Section 9.10.  Exclusive Remedy.  The provisions of this Article 9 set forth the sole and exclusive remedy of the parties hereto with respect to any matter or event described in this Article 9, provided however that the provisions of this Article 9 shall not limit the rights or remedies of Buyer with respect to the breach of Sections 5.2 or 5.3.

ARTICLE 10

MISCELLANEOUS

Section 10.1.  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

To Buyer:

Tangoe, Inc.
35 Executive Boulevard
Orange, Connecticut  06477
Attention:  Chief Financial Officer

With a copy to:

Thomas P. Flynn, Esq.
Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT  06103

To any Seller Party:

George Germano
379 Terrace Avenue
Garden City, NY  11530

Brian Leigh
100 West 58 Street, #9B
New York, NY  10019

With a copy to:

Seth I. Rubin, Esq.
Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
1425 RexCorp Plaza
Uniondale, NY  11556-1425

Section 10.2.  Entire Agreement.  This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

Section 10.3.  Counterparts.  This Agreement may be executed in two or more counterparts, including via facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.4.  Parties in Interest; Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that no Seller Party may assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer’s prior written consent and any assignment or delegation by any Seller Party without the prior written consent of Buyer shall be void and of no force or effect.

Section 10.5.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

Section 10.6.  Schedules and Headings.  All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

Section 10.7.  Amendment.  This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

Section 10.8.  Waiver.  Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

Section 10.9.  Joint and Several Liability.  All obligations and liabilities of any Seller and/or any Stockholder under this Agreement shall be the joint and several obligations and liabilities of all of the Seller Parties.

Section 10.10.  Facsimile Signatures.  Facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures.  If any party delivers a copy of this Agreement containing a facsimile signature, such party shall promptly forward copies containing original signatures to the other party; provided, however, that the copies containing the facsimile signatures shall remain binding even if the document containing original signatures is not sent to the other party.

Section 10.11.  Press Release.  No Seller Party shall make any public announcement or issue any press release relating to this Agreement, the or any related agreements or transactions contemplated hereby or thereby, provided however, that nothing herein shall prevent Sellers from making any disclosure required by law.

[The remainder of this page is intentionally left blank; the next succeeding page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

INFORMATION STRATEGIES GROUP, INC.			TANGOE, INC.

By:	/s/ Brian Leigh		By:	/s/ Albert R. Subbloie
	Name:	Brian Leigh		Name:	Albert R. Subbloie
	Title:	Managing Director		Title:	President & CEO

BILLINGIT.COM, INC.

By:	/s/ George Germano
	Name:	George Germano
	Title:	Managing Director

/s/ Brian Leigh
Brian Leigh

/s/ George Germano
George Germano

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made as of July     , 2008 by and among TANGOE, INC., a Delaware corporation with a mailing address of 35 Executive Boulevard, Orange, Connecticut 06477 (“Buyer”); INFORMATION STRATEGIES GROUP, INC., a New Jersey corporation with a mailing address of 20 Waterview Boulevard, 3rd Floor, Parsippany, NJ 07054; BILLINGIT.COM, INC., a New York corporation with a mailing address of 20 Waterview Boulevard, 3rd Floor, Parsippany, NJ 07054 (each a “Seller” and collectively “Sellers”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association with a mailing address of 225 Asylum Street, 23rd Floor, Hartford, Connecticut 06103 (the “Escrow Agent”).

WHEREAS, Buyer and Sellers are parties to an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which Buyer is purchasing substantially all of Sellers’ assets; and

WHEREAS, the Purchase Agreement provides for the payment and delivery by Buyer of $1,450,000 in cash into the escrow hereby established, to be held and invested by Escrow Agent as herein provided.  Solely for the convenience of Buyer and Sellers, capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement, and the Escrow Agent shall be entitled to rely on the use of such terms in any communication received by it.

NOW, THEREFORE, in consideration of the mutual promises and the covenants and agreements of the parties contained herein, the parties agree as follows:

1.                                      Appointment of Escrow Agent; Establishment of the Escrow Funds.  Buyer and Sellers hereby appoint Escrow Agent to act in accordance with the terms and provisions of this Escrow Agreement, and Escrow Agent hereby accepts such appointment on the terms and provisions of this Escrow Agreement.  Upon the execution and delivery of this Agreement, Buyer shall simultaneously deposit One Million Four Hundred Fifty Thousand Dollars ($1,450,000) in immediately available funds (together with any interest or income received by the Escrow Agent from the investment thereof from time to time in accordance with Section 3 below and any additional deposits made by Buyer or Sellers pursuant to the Purchase Agreement, the “Escrow Funds”) into an account established by the Escrow Agent (the “Escrow Account”).  Upon receiving the deposit, the Escrow Agent will acknowledge receipt of the Escrow Funds.  The Escrow Funds shall be subject to the terms of this Agreement.

2.                                      Disbursement of Escrow Funds.  Escrow Agent shall release and disburse the Escrow Funds in accordance with the provisions of this Section 2.

(a)                                  Procedure for Claims.

(i)                                     In the event and to the extent that Buyer makes a claim for the recovery of amounts payable to it pursuant to Article 9 and Sections 2.3 and 5.12 of the Purchase Agreement (an “Indemnity Claim”), Buyer shall issue or cause to be issued a notice (an “Indemnity Claim Notice”) to Sellers and Escrow Agent which sets forth: (i) the fact that Buyer has suffered losses; (ii) a specification of the amount of the losses; (iii) a description of the facts which gave rise to the losses; (iv) a request that Escrow Agent deliver an amount equal to such losses in immediately available funds to Buyer from the Escrow Funds; and (v) wiring instructions for such amount.

(ii)                                  On the date which is fifteen (15) days from the date of Escrow Agent’s receipt of the Indemnity Claim Notice, Escrow Agent shall deliver to Buyer that portion of the Escrow Fund described in, and in accordance with the terms of, the Indemnity Claim Notice, unless Escrow Agent has received an Objection Notice prior to that date.  An “Objection Notice” shall mean a notice from Sellers to Buyer and Escrow Agent which sets forth: (i) an objection to delivery of all or any portion of the Escrow Fund in accordance with the terms of the Indemnity Claim Notice; and (ii) a description of the facts which constitute the basis for the objection.  Notwithstanding the foregoing, if the Indemnity Claim Notice contains a certification by an officer of Buyer that the Indemnity Claim is made pursuant to Section 2.3 or 5.12 of the Purchase Agreement and that Buyer is entitled to Escrow Funds in the amount of the Indemnity Claim based upon its unilateral notice to Escrow Agent, then Seller shall have no right to submit an Objection Notice with respect to such Indemnity Claim and Escrow Agent shall deliver to Buyer that portion of the Escrow Funds equal to such Indemnity Claim, as described in, and in accordance with the terms of, the Indemnity Claim Notice as soon as practicably possible, but in no event later than three (3) business days from the date of the receipt of the Indemnity Claim Notice.

(iii)                               If an Objection Notice is timely received, Escrow Agent thereafter shall withhold the contested portion of the applicable Indemnity Claim until Escrow Agent receives either (i) a notice from, and executed by, Buyer and Sellers directing Escrow Agent to disburse such funds and to whom such disbursement should be made or (ii) a Final Determination (as herein defined), directing Escrow Agent to make such delivery.

(b)                                 Release of Escrow Funds.  On October     , 2009 [15 MOS FOLLOWING CLOSING] the Escrow Agent shall release to Sellers the Escrow Funds less all Pending Claim Amounts (as defined below) and all amounts distributed and to be distributed in accordance with Section 2(a) above.  “Pending Claim Amounts” shall mean the aggregate dollar amount of the Escrow Funds, if any, which is the subject of one or more pending Indemnity Claims.  Pending Claim Amounts shall be distributed by Escrow Agent to Buyer and/or Sellers promptly upon resolution of each such pending Indemnity Claim in accordance with Section 2(a) hereof.

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(c)                                  General.  Notwithstanding anything to the contrary in this Escrow Agreement, Escrow Agent shall disburse from the Escrow Funds such amounts, to the order of such person or persons, in such manner and at such time as it shall be instructed in writing jointly by Buyer and Sellers.

(d)                                 Definition of Final Determination.  For purposes of this Agreement, a “Final Determination” shall mean (i) a final judgment of a court of competent jurisdiction having the authority to determine the amount of, and liability with respect to, any Indemnity Claim, and the denial of, or expiration of all rights to, an appeal related thereto or (ii) a binding arbitration proceeding.  Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel from Buyer’s or Sellers’ counsel accompanying each Final Determination, to the effect that the relevant court or arbitrator had authority to determine the amount and liability with respect to the Indemnity Claim, as the case may be, and that such court or arbitrator has rendered a final judgment for which all related rights to appeal have been denied or expired.

3.                                      Investment of the Escrow Funds; Interest; Termination.

(a)                                  Investment.  Escrow Agent shall invest and reinvest any or all of the Escrow Funds as directed in writing by Sellers in any of the following, provided that all such investments shall mature and the funds invested shall otherwise be immediately available within one (1) month of the date of investment:

(i)                                     obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof;

(ii)                                  certificates of deposit or interest-bearing accounts of national banks or corporations endowed with trust powers having capital and surplus in excess of One Hundred Million Dollars ($100,000,000) (including Escrow Agent);

(iii)                               commercial paper at the time of investment rated A-1+ or better by Standard & Poor’s Corporation or P-l or better by Moody’s Investor’s Service, Inc.;

(iv)                              repurchase agreements with any bank or corporation described in clause (ii) fully secured by obligations described in clause (i); and

(v)                                 shares of a money market fund investing only in short-term U.S. Treasury obligations or obligations backed by short-term U.S. Treasury obligations.

If Escrow Agent does not receive investment direction from Sellers with respect to any portion of the Escrow Funds, Escrow Agent shall invest and reinvest such Escrow Funds in the Escrow Agent’s Money Market Insured Savings Account, as more fully described on Schedule I.  The Escrow Agent shall not be liable for any losses resulting from investments, including losses resulting from a liquidation in order to make a payment hereunder.  All earnings from

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investments will be added to the Escrow Funds, and any losses will be deducted from the Escrow Funds.

(b)                                 Payment of Interest.  Escrow Agent shall pay the interest earned on the applicable portion of the Escrow Funds (less any applicable losses on the Escrow Funds) pro rata to the party entitled to receive such portion of the Escrow Funds when such amounts are distributed to such party in accordance with the terms of this Agreement.

(c)                                  Taxes.  At the end of each tax year, interest that has been earned on the Escrow Funds shall be allocated for tax purposes to the party that actually received the interest during such tax year in accordance with Section 3(b) above.  Any interest earned on the Escrow Funds that was not distributed during such tax year shall be allocated for tax purposes to Sellers.  Buyer and Sellers shall deliver Form W-9s to the Escrow Agent on the date hereof.  Buyer and Sellers understand that if any of them does not deliver such party’s Form W-9 to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require the Escrow Agent to withhold Escrow Funds which might otherwise be distributed.

(d)                                 Tax Indemnification.  Buyer and Sellers agree, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges which apply to Buyer or Sellers, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement other than laws or regulations applicable to escrow agents generally, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrow Funds, the management established hereby, any payment or distribution of or from the Escrow Funds pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.  Buyer and Sellers agree that any payments made to Escrow Agent under the indemnification obligation in this Section, whether made by Buyer and Sellers or any of them, are to be borne (i) fifty (50%) percent by Buyer and (ii) fifty (50%) percent by Sellers and hereby grant to each other a right of contribution to effect the same; provided, however, this sentence shall not affect the joint and several obligations of Buyer and Sellers to Escrow Agent under this Agreement and provided further that if either party does not pay any amount for which it is liable pursuant to the indemnification obligations in this Section, Escrow Agent is hereby authorized and directed to withhold such amount from any disbursement of Escrow Funds to such party pursuant to Section 2 and to apply such amount in

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satisfaction of such party’s indemnification obligations.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(e)                                  Termination.  Upon distribution of the entire amount of the Escrow Funds, including accrued interest on such Escrow Funds, this Agreement shall terminate.

4.                                      Agreement with Escrow Agent.  To induce Escrow Agent to act hereunder, it is agreed by Buyer and Sellers that:

(a)                                  Escrow Agent may act in reliance upon any instrument or signature furnished to it hereunder and which it, in good faith, believes to be genuine and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so and Escrow Agent shall have no responsibility for determining the accuracy thereof.

(b)                                 Escrow Agent may act relative hereto upon advice of counsel in reference to any matter connected herewith, and shall not be liable to any of the parties hereto, or their respective legal representatives, heirs, successors and assigns, for any action taken in good faith on the advice of counsel or for any mistake of fact or error of judgment, or for any acts or omissions of any kind taken or made in good faith unless caused by its willful misconduct or gross negligence.

(c)                                  This Agreement sets forth exclusively the duties of Escrow Agent with respect to any and all matters pertinent hereto, each of which is ministerial, and shall not be construed as fiduciary, and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

(d)                                 In the event that Escrow Agent is faced with inconsistent claims or demands of the parties, Escrow Agent may refuse to take further action until directed to do so by joint written instruction of the parties or until Escrow Agent has received a Final Determination.

(e)                                  The Escrow Agent does not have and will not have any interest in.  the Escrow Funds but is serving only as escrow holder and has only possession thereof.

(f)                                    Escrow Agent’s duties and responsibilities shall be determined only with reference to this Agreement.  Escrow Agent is not charged with any duties or responsibilities in connection with any other document or agreement (including, without limitation, the Purchase Agreement).  Escrow Agent is not charged with any knowledge of any other document or agreement.

(g)                                 Escrow Agent may execute any of its powers or responsibilities hereunder either directly or by or through its agents or attorneys.

(h)                                 Buyer and Sellers hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder, and Buyer

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and Sellers, jointly and severally, hereby agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability or reasonable expense (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself from any claim or liability; provided, however, that Escrow Agent shall not be entitled to indemnification hereunder for losses, liabilities and expenses which arise out of the willful misconduct or negligence of Escrow Agent.  Buyer and Sellers agree that any payments made to Escrow Agent under the indemnification obligation of the preceding sentence, whether made by Buyer and Sellers or any of them, are to be borne (i) fifty (50%) percent by Buyer and (ii) fifty (50%) percent by Sellers and hereby grant to each other a right of contribution to effect the same; provided, however, this sentence shall not affect the joint and several obligations of Buyer and Sellers to Escrow Agent under this Agreement and provided further that if either party does not pay any amount for which it is liable pursuant to the indemnification obligations in this Section, Escrow Agent is hereby authorized and directed to withdraw such amount from any disbursement of Escrow Funds to such party pursuant to Section 2 and to apply such amount in satisfaction of such party’s indemnification obligations.  The agreements contained in the two immediately preceding sentences shall survive despite any termination of this Agreement or the resignation or removal of Escrow Agent.  Escrow Agent shall not be obligated to take any legal or other action under this Agreement which might, in its sole judgment, involve expense or liability unless it shall have been furnished with an indemnity acceptable to it.  Escrow Agent may, but shall be under no duty to, institute or defend any legal proceeding which relates to this Agreement.

(i)                                     Notwithstanding any provision herein to the contrary, the Escrow Agent shall not be required to distribute Escrow Funds (or take any other action required herein for the Escrow Agent to take) sooner than two (2) Business Days after it has received joint instructions or the required documentation, as applicable.  For purposes of this Agreement, the term “Business Day” shall mean any day on which the Escrow Agent is open for business at its offices in St.  Paul Minnesota or Hartford, Connecticut.

5.                                      Resignation and Removal of Escrow Agent; Successors.

(a)                                  Escrow Agent may at any time (i) resign by giving thirty (30) days’ written notice to Buyer and Sellers, or (ii) be removed by the mutual consent of Buyer and Sellers.  No resignation or removal of Escrow Agent and no appointment of a successor Escrow Agent, however, shall be effective until the acceptance of the resignation or the removal of Escrow Agent in the manner herein provided.  In the event of the resignation or removal of Escrow Agent, Buyer and Sellers shall in good faith agree upon a successor Escrow Agent and Escrow Agent shall account for and deliver to such successor Escrow Agent the Escrow Funds (including all investment earnings with respect thereto) held by it.  If Buyer and Sellers are unable to agree upon a successor Escrow Agent within fourteen (14) days after receipt of a notice of resignation is given, Escrow Agent may deposit the Escrow Funds (including all investment earnings with respect thereto) with a court of competent jurisdiction within the State of Connecticut.  Any successor Escrow Agent shall execute and deliver to the predecessor

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Escrow Agent, Buyer and Sellers an instrument accepting such appointment and the transfer of the Escrow Funds (including all investment earnings with respect thereto) and agreeing to the terms of this Agreement, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein.

(b)                                 Any commercial banking institution or trust company with which Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which Escrow Agent transfers all or substantially all of its corporate trust business, shall be the successor Escrow Agent without further act.

6.                                      Fees and Expenses of Escrow Agent.  The fees and expenses assessed by Escrow Agent in connection with Escrow Agent’s services hereunder, in accordance with the fee schedule attached as Schedule II hereto, shall be paid (i) fifty percent (50%) by Buyer and (ii) fifty percent (50%) by Sellers.  Schedule II may be subject to change on an annual basis in accordance with the Escrow Agent’s normal course of business.  Any extraordinary administrative expenses (including reasonable attorney’s fees) incurred by the Escrow Agent shall be paid (i) fifty percent (50%) by Buyer and (ii) fifty percent (50%) by Sellers.

7.                                      Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered in hand, or sent by mail or overnight delivery, postage prepaid, and addressed to each of the parties at the applicable address set forth below.  Notices shall be deemed received on the Business Day on which personal delivery is made (or if such day is not a Business Day, the next succeeding Business Day), on the Business Day following the day on which overnight delivery is initiated, or five (5) Business Days after the notice is deposited in the U.S. mails provided however, that no notice to the Escrow Agent shall be deemed duly given or made until actually received by the Escrow Agent.  Any party may by notice given in accordance with this Section 7 to the other parties designate another address or person for receipt of notice.  Copies of notices shall also be sent to the parties’ counsel, at the addresses set forth below:

To Buyer:

Tangoe, Inc.
35 Executive Boulevard
Orange, Connecticut  06477
Attention:  Chief Financial Officer

With a copy to:

Thomas P. Flynn, Esq.
Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT  06103

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To Sellers:

George Germano
379 Terrace Avenue
Garden City, NY 11530

Brian Leigh

100 West 58 Street, #9B

New York, NY 10019

With a copy to:

Seth I. Rubin, Esq.
Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
1425 RexCorp Plaza
Uniondale, NY  11556-1425

To Escrow Agent:

U.S. Bank National Association

225 Asylum Street - 23rd Floor

Hartford, CT 06103

Attention: Corporate Trust Services (Tangoe/ISG Escrow)

Facsimile: (860) 241-6897

8.                                      Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without regard to its conflicts of laws principles.  The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the courts of the United States of America sitting in the District of Connecticut or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of the State of Connecticut sitting therein, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such Actions.  Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum.

9.                                      Successors and Assigns.  The Agreement shall be binding upon the successors and assigns of the parties.

10.                               Counterparts.  This Agreement may be executed in two or more counterparts and delivered via facsimile or other electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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11.                               Further Assurances.  Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

12.                               Buyer’s and Sellers’ Right to Escrow Agent’s Records.  Buyer and Sellers shall have the right under this Agreement, upon request, to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances and with reasonable notice to Escrow Agent, any and all of the books, records, or other information of Escrow Agent concerning this Agreement or the Escrow Funds.

13.                               Force Majeure.  The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, terrorist attacks, earthquakes or other disasters.

14.                               Customer Identification Program.  Each of the parties hereto acknowledges receipt of the notice set forth on Schedule III attached hereto and made part hereof and that information may be requested to verify their identities.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first above written.

BUYER:

TANGOE, INC. (a Delaware corporation)

By:
Name:
Title:

SELLERS:

INFORMATION STRATEGIES GROUP, INC. (a New Jersey corporation)

By:
Name:
Title:

BILLINGIT.COM, INC. (a New York corporation)

By:
Name:
Title:

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

[Signature Page to Escrow Agreement]

SCHEDULE I

U.S, BANK NATIONAL ASSOCIATION
MONEY MARKET ACCOUNT
DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.  Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals.  The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000.

SCHEDULE II

[Fee Schedule]

SCHEDULE III

CUSTOMER IDENTIFICATION PROGRAM NOTICE

Important information about procedures for opening a new Account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  Such documentation may include, but is not limited to, Certificates of Good Standing from the appropriate Secretary of State, certified copies of Partnership Agreements, Trust Agreements or other formation agreements or documents.  For companies whose equity securities are publicly traded, these requirements can be met with evidence of regulatory filings with the Securities and Exchange Commission as found on their EDGAR database.  We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

For individuals, a copy of a government-issued identification, such as a driver’s license or passport, is required to establish identity for the primary party responsible for the account, such as the Shareholder Representative, as a signing party to the governing documents.  Additionally, any individual involved in the transaction will be required to provide a certified Tax Identification Number on IRS Form W-9, or Form W-8 for non-US Persons.

Any capitalized term used without definition in this Schedule III is used with the meaning assigned to such term in the Escrow Agreement of which this Schedule III is a part.

EXHIBIT B

OPINION OF COUNSEL TO THE SELLER PARTIES

Writer’s Direct Dial:  516-663-6600
Writer’s Direct Fax:  516-663-6601

July 1, 2008

Tangoe, Inc.
35 Executive Boulevard
Orange, CT 06477

Re:	Acquisition of Assets of Information Strategies Group, Inc. and BillingIT.com, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Information Strategies Group, Inc. (“ISG”) and BillingIT.com, Inc. (“BillingIT” and together with ISG, the “Sellers”) with respect to the acquisition by Tangoe, Inc. (the “Acquirer”) of substantially all of the assets of the Sellers used in connection with developing, marketing and providing telecommunications and information technology expense management solutions (the “Business”) pursuant to the terms of an Asset Purchase Agreement (the “Agreement”) among the Acquirer, the Sellers and the Stockholders named therein dated the date hereof.  We are rendering mis opinion to you at the request of ISG and BillingIT pursuant to Section 6.2 of the Agreement.

In connection with rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Bill of Sale, Assignment and Conveyance, and the Assumption of Liabilities (together with the Agreement, collectively referred to herein as the “Transaction Documents”).  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents or instruments as applicable, and of certificates or comparable documents or instruments of public officials and such examination of law as we have deemed relevant and necessary to form the basis for the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures, the accuracy and completeness of all records and documents submitted to us, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion, we have relied upon the representations and warranties of ISG and BillingIT in the Agreement and certificates or comparable documents of officers and representatives of ISG and BttlingIT.

Where reference is made in this opinion to matters within our knowledge or to facts or circumstances known to us, such reference means the actual knowledge (without independent investigation) of those attorneys within our firm who have given substantive attention to the Transaction Documents and the transactions contemplated thereby.

In rendering this opinion, we have assumed that the Transaction Documents embody the entire agreement among the parties thereto with respect to the subject matter thereof and have not been amended by oral or written agreement or by conduct of the parties thereto and that each corporation party to the Transaction Documents (other than Sellers) has been duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has full power and authority to execute and deliver the Transaction Documents and to perform the obligations set forth therein, and that the execution, delivery and performance of the Transaction Documents by such other parties have been duly authorized by all requisite corporate and other action on the part of such other parties and such documents have been duly executed and delivered by such other parties.  We have also assumed the legal capacity of each individual executing the Transaction Documents.

Based on the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that;

1.                                       Based solely upon a certificate of the Department of Treasury of the State of New Jersey, a copy of which has been provided to the Acquirer, ISG is a corporation incorporated and validly existing and in good standing under the laws of New Jersey.  ISG has all necessary power and authority to own its properties and conduct the business presently being conducted by it.  ISG has all necessary legal power, authority and capacity to execute the Transaction Documents, and to consummate the transactions contemplated thereby.

2.                                       Based solely upon a certificate of the Department of State of the State of New York, a copy of which has been provided to the Acquirer, BillingIT is a corporation incorporated and validly subsisting under the laws of New York.  BillingIT has all necessary power and authority to own its properties and conduct the business presently being conducted by it.  BillingIT has all necessary legal power, authority and capacity to execute the Transaction Documents, and to consummate the transactions contemplated thereby.

3.                                       The execution, delivery and performance of the Transaction Documents by ISG have been duly authorized and approved by all requisite action on the part of its Board of Directors and stockholders.

4.                                       The execution, delivery and performance of the Transaction Documents by BillingIT have been duly authorized and approved by all requisite action on the part of its Board of Directors and stockholders.

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5.                                       The Transaction Documents are enforceable against each of ISG and BillingIT in accordance with their terms,

6.                                       The execution and delivery of the Transaction Documents, performance by the Sellers in accordance with the terms thereof, and the consummation of the transactions contemplated thereby do not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or  regulation applicable to Sellers, or any permit, license or approval of any Governmental Entity of which we have knowledge, (b) conflict with any provision of ISG’s Certificate of Incorporation or By-laws, (c) conflict with any provision of BillingIT’s Certificate of Incorporation or By-laws, or (d) violate, conflict with, result in a breach or any terms of, or constitute a default under, any mortgage, license instrument or agreement of which we have knowledge to which ISG or BillingIT is a party or by which ISG or BillingIT or any of the Purchased Assets is bound, or create any Lien upon any of the Purchased Assets.  Except as set forth in the Agreement (including any Schedules thereto), we have no knowledge that any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party is required.

7.                                       We have no knowledge of any action or other proceeding against ISG or BillingIT, pending or overtly threatened in writing, before any court, governmental agency, arbitrator or mediator which (a) seeks to affect the enforceability of the Agreement or any Transaction Document, or (b) if determined adversely to ISG or BillingIT would have a material adverse effect on ISG or BillingIT’s ability to perform its respective obligations under the Transaction Documents.

The foregoing opinions are subject to the following qualifications:

(a)                                  This opinion and its contents are subject to the qualifications that the enforceability of the rights and remedies set forth in the Transaction Documents, are subject to (i) applicable bankruptcy, insolvency, state and federal fraudulent conveyance, debtor and creditor, reorganization, receivership, moratorium and assignment for the benefit of creditors laws and similar laws of general application relating to or affecting the enforcement of creditors’ rights or the rights of creditors generally; (ii) general principles of equity and the exercise of judicial discretion (regardless of whether such validity or enforceability is considered in a proceeding in equity or at law) with respect to the availability of certain remedies, including without limitation the right to specific performance and injunctive relief; and (iii) the implied covenant of good faith and fair dealing.

(b)                                 No opinion is expressed as to the enforceability of any provision of the Transaction Documents:

(i)                                     under which any party waives any rights, defenses or offsets afforded to it under contract, law or constitutional provision, or by which any party waives any right afforded to it by applicable law after a default, including, without limitation, any waiver of a right to cause a marshalling of assets or a trial by jury;

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(ii)                                  under which any party may be obligated to pay legal and other professional fees incurred by or on behalf of another party or the cost of collection following a default, to the extent a court may conclude that such fees are unreasonable;

(iii)                               under which the provisions of any agreement are severable, in the event a provision thereof is determined by a court to be an essential part of the agreed exchange;

(iv)                              under which a party’s waiver of any breach of any provision of an agreement is not to be construed as a waiver by such party of any subsequent or prior breach of such provision or of any other provision of any agreement;

(v)                                 specifying that the provisions of any agreement may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(vi)                              purporting to establish a non-compete agreement that is unreasonable in scope, duration or territory or unduly restricts a person from earning a livelihood;

(vii)                           specifying that the liability of any guarantor or indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the guaranty or indemnity or by amendments or waivers of provisions of documents creating and governing the guaranteed or indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the guaranteed or indemnified obligations so that, in effect, a new contract has arisen between the recipient of the guaranty or indemnity and the primary obligor on whose behalf the guaranty or indemnity was issued;

(viii)                        purporting to govern choice of law, submission to jurisdiction or forum selection or to effect any waiver of objection to venue or that a court is an inconvenient forum to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or by a court of the State of New York to the extent such New York State court determines that such submission to jurisdiction, forum selection or waiver would be unfair or unreasonable under the circumstances;

(ix)                                purporting to specify a manner of service of process which is and shall be acceptable in any proceeding; or

(x)                                   purporting to give any party the right to accelerate obligations or exercise remedies without notice.

(c)                                                                                  Notwithstanding the foregoing Paragraph (b), it is our opinion that, under current law, such limitations do not render the Agreement invalid as a whole, and there exist in the Agreement or pursuant to applicable law legally adequate remedies for the practical realization of the principal benefits intended to be afforded thereby, except for the consequences of any delay which may result from such applicable laws, rules or judicial decisions.

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We call to your attention that we are counsel admitted to practice only in the State of New York, and we do not consider ourselves to be experts with respect to the applicable laws of any jurisdiction other than those of the State of New York and the federal law of the United States of America.  We have assumed, with your consent, for purposes of this opinion that the law of all other jurisdictions which may be applicable to the transactions contemplated by the Transaction Documents is the same as the law of the State of New York.

We undertake no obligation to inform you of any other matters occurring after the date hereof which may affect in any way the opinions stated herein.  The opinions are provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

This opinion letter may be relied upon you only in connection with the transactions described in the Transaction Documents and may not be used or relied upon by you or any other person for any other purpose whatsoever without in each instance our prior written consent.  Without our prior written consent, this opinion may not be furnished to (by summary or otherwise) or relied upon by any person, firm or entity other than the Acquirer, and may not be quoted or copied in whole or in part or otherwise referred to in any other document or communication or filed with any governmental agency or person, except that this opinion may be included in the closing transcripts respecting the transactions contemplated by the Agreement.

Very truly yours,

RUSKIN MOSCOU FALTISCHEK, P.C.

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EXHIBIT C

BILL OF SALE, ASSIGNMENT AND CONVEYANCE

Effective as of                         , 2008

WHEREAS, TANGOE, INC., a Delaware corporation (“Buyer”), INFORMATION STRATEGIES GROUP, INC., a New Jersey corporation (“ISG”), BILLINGIT.COM, INC., a New York corporation (“BillingIT and together with ISG, “Sellers”) and certain stockholders of Seller have entered into an Asset Purchase Agreement dated as of                        2008 (which, together with the exhibits thereto, is hereinafter referred to as the “Asset Purchase Agreement”); and

WHEREAS, the Asset Purchase Agreement contemplates and provides for the assignment, transfer and conveyance to Buyer of substantially all of the assets of Sellers;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [ISG/BillingIT] does hereby grant, bargain, sell, transfer, convey, assign and deliver to Buyer, as of the date first above appearing, all of [ISG/BillinglT]’s right, title and interest, of whatever kind and character, in and to those items indentified on Schedule 1B, but excluding the Excluded Assets (as defined on Schedule 1B) (the “Purchased Assets”) free and clear of any and all liens, licenses, mortgages, encumbrances, pledges, security interests or charges of any nature whatsoever:

TO HAVE AND TO HOLD unto Buyer, its successors and assigns forever all of the Purchased Assets hereby granted, bargained, sold, transferred, conveyed, assigned and delivered.

[ISG/BillingIT] hereby irrevocably makes, constitutes and appoints Buyer the true and lawful attorney of ISG/BillingIT], with full power of substitution, for and in the name and stead of [ISG/BillinglT] but on behalf and for the benefit of Buyer, to demand and receive from time to time any and all property, tangible and intangible, constituting any of the Purchased Assets and to give receipts and releases for and in respect of the same and any part thereof and, from time to time, to institute and prosecute in the name of [ISG/BillingIT], but at the expense and for the benefit of Buyer, any and all proceedings at law, in equity or otherwise, which Buyer may deem proper to collect, assert or enforce any claim, right or title of any kind in respect of any of the Purchased Assets and to defend and compromise any and all actions, suits or proceedings hereafter instituted in respect of any of the Purchased Assets and to do all such acts and things in relation to the Purchased Assets as Buyer shall deem desirable, except in all cases as otherwise contemplated by the Asset Purchase Agreement.

Sellers does hereby warrant, covenant and agree that they:

(a)           have good and marketable title to the Purchased Assets hereby sold, assigned, transferred, conveyed and delivered, free and clear of all liens, charges, claims and encumbrances whatsoever; and

(b)           will warrant and defend the sale of the Purchased Assets against all and every person or persons whomsoever claiming or to claim against any or all of the same, subject to the terms and conditions of the Asset Purchase Agreement.

The undersigned shall execute and deliver, or cause to be executed and delivered, and shall do or make, or cause to be done or made, upon request of Buyer, any agreements, instruments, papers, acts or things, supplemental, confirmatory, or otherwise, as reasonably may be required by Buyer for the purpose of or in connection with perfecting and completing, or more effectively vesting title in Buyer to any of the Purchased Assets.

This Bill of Sale, Assignment and Conveyance shall be deemed to have been executed and delivered in the State of Connecticut, and shall be governed by and construed in accordance with the internal laws, as opposed to the rules governing conflicts of laws, of the State of Connecticut.

This Bill of Sale, Assignment and Conveyance shall be binding upon [ISG/BillingIT] and its respective successors and assigns.

IN WITNESS WHEREOF, [ISG/BillingIT] has caused this instrument to be signed in its name by its proper and duly authorized corporate officer.

INFORMATION STRATEGIES GROUP, INC.

OR

BILLINGIT.COM, INC.

By
Name:
Title:

EXHIBIT D

TANGOE, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of July     , 2008, by and between Tangoe, Inc., a Delaware corporation (the “Company”), and [Brian Leigh/George Germano] (the “Consultant”).

WHEREAS, the Consultant has agreed to provide the Company consulting and similar services in connection with the consummation of the transactions contemplated by that certain Asset Purchase Agreement dated July 2, 2008 (the “Purchase Agreement”) among the Company, Information Strategies Group, Inc., a New Jersey company, BillingIT.com, Inc. and the Stockholders (as defined in the Purchase Agreement); and

WHEREAS, the Consultant desires to contract with the Company to perform such services;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Project.  The Consultant shall serve as a consultant to the Company for a period of [four/six] months (i.e. for four/six 30 day periods), commencing on the date of this Agreement (the “Project”) unless earlier terminated in accordance with Section 8 of this Agreement.  The Consultant may take up to two (2) weeks of vacation during the term of the Project.

2.             Scope of Work.  The Consultant shall consult with and assist and cooperate with the Company during normal business hours concerning the transition of ownership of the Business (as such term is defined in the Purchase Agreement) to the Company and the Company’s operation of the Business during the term of this Agreement (the “Services”).  Any additions to or modifications of the Project or the Services shall be set forth in writing and shall be signed by both parties.

3.             Fees.  As compensation for the Services provided to the Company under this Agreement, the Company will pay to the Consultant $35,000 per month (i.e. for each 30 day period of the term).  Such fees shall be due and payable on the last day of each such monthly period, for Services rendered during such month.  In the event that this Agreement is terminated pursuant to Section 8 during any such monthly period and amounts are payable to the Consultant only through the date of termination, the payment for the last, partial monthly period shall be pro rated for the portion of the 30 day period elapsed prior to termination.  The Company will reimburse the Consultant for expenses approved in advance by the Company, provided such expenses are reasonable and necessarily incurred in providing Services under this Agreement.

4.             Noncompetition/Non-Solicitation/Confidentiality.  The Consultant acknowledges that as a party to the Purchase Agreement, the Consultant is bound by the terms of the Purchase Agreement including but not limited to those provisions in Section 5 of the Purchase Agreement related to non-competition, non-solicitation and confidentiality.  The Consultant hereby acknowledges and reaffirms the obligations imposed on the Consultant in the Purchase Agreement and agrees that such provisions are hereby applicable to the Consultant in its capacity as the Consultant under this Agreement.

5.             Inventions and Original Works of Authorship.  All Inventions (as defined in Section 5 of this Agreement) and all original works of authorship (including without limitation, computer code and the documentation and notes related thereto) made or conceived by the Consultant during the term of this Agreement shall be works made for hire and shall become and remain the sole and exclusive property of the Company.  The Consultant shall promptly notify the Company in writing of all Inventions and original works of authorship so conceived or made by the Consultant.  To the extent that ownership of such Inventions and original works of authorship do not automatically vest in the Company, the Consultant hereby transfers and assigns to the Company all right, title and interest in and to the same, whether or not patent or copyright applications are filed thereon.

6.             Indemnity.  The Company hereby agrees to indemnify and hold the Consultant harmless from and against any claims and damages (including, without limitation, reasonable attorneys’ fees) resulting from any claim directly or indirectly relating to the Consultant’s engagement as a consultant to the Company, provided, however, that the Consultant shall not be entitled to indemnification to the extent that the claim or damage results from the Consultant’s negligence, misconduct, bad faith or breach of this Agreement or of law, or where the facts and circumstances giving rise to the claim or damage are facts and circumstances for which the Company is entitled to indemnification under the Purchase Agreement.

7.             Non-Disparagement.  During and after the Project, each of the Consultant and the Company agrees not to willfully disparage the other, or willfully make any communication or publication that reflects adversely on the other; provided, however, that nothing in this Agreement shall restrict (i) communications protected as privileged under federal or state law relating to testimony or (ii) communications ordered or required by a court or an administrative agency of competent jurisdiction.

8.             Definitions.  All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Purchase Agreement.  As used in this Agreement “Inventions” means any and all ideas and discoveries, including, without limitation, findings, reports, disclosures, developments, improvements, concepts, processes, methods, formulas, compositions, procedures, algorithms, devices, drawings, specifications, models, source code, object code, software, diagrams, flow charts, techniques, articles and machines, as well as improvements thereof or know-how related thereto, whether copyrightable or patentable or not, relating to the business and/or field of interest of the Company or person or business entity directly or indirectly controlled by or controlling the Company or in which any of the aforesaid have at least a 50% ownership interest.

9.             Termination.

(i)            The Company shall have the right to terminate this Agreement at any time upon 15 days prior written notice.  In the event of any termination of this Agreement, the Consultant shall immediately return to the Company, without limitation, all documents, drawings and any other items of whatever nature supplied to the Consultant by the Company or owned by the Company pursuant to this Agreement.  In the event of such termination, the Company shall pay to the Consultant in a lump sum within ten days of such termination, the entire amount remaining due under the Consulting Agreement, provided, however, that the Consultant shall be entitled to no amounts that would otherwise have become due and payable after such termination if the termination is for cause.  As used herein, “cause” shall mean (1) the Consultant’s material breach of his obligations under this Agreement, or (2) the breach by the Consultant or any other Seller Party of any material covenant or obligation to be performed under the Purchase Agreement after the closing thereunder, or (3) the Consultant’s willful failure or refusal to render Services to the Company in accordance with proper direction from the Chief Executive Officer of the Company, and the continuation of such failure for three (3) business days after written notice from the Company, or (4) the commission by the Consultant of an act of fraud or embezzlement against the Company or the commission by the Consultant of any other action with the intent to injure the Company in any material manner, or (5) the Consultant having been convicted of a felony..

(ii)           In the event of the Company’s failure to pay amounts when due and payable under this Agreement and the continuation of such failure for 10 days after written notice thereof is given to the Company, then the Consultant may at any time by written notice immediately terminate the Agreement.  In such event, following the effective date of termination, the Company shall pay to the Consultant in a lump sum within ten days of such termination, the entire amount remaining due under this Agreement.

10.           Independent Contractor/Taxes.  The Consultant is not an agent or employee of the Company and is not authorized to act on behalf of the Company.  Except as required by a final determination by the Internal Revenue Service or state taxing authority and upon due notice to the other party, the Consultant and the Company each agrees that it will treat the Consultant as an independent contractor for tax purposes and file all tax and information returns and pay all applicable taxes on that basis.

11.           Assignment.  The Consultant shall not assign this Agreement or any interest herein, nor delegate any obligation hereunder without the prior written consent of the Company.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

13.           Headings.  The headings in this Agreement are intended principally for convenience and shall not, by themselves, determine the rights and obligations of the parties to this Agreement.

14.           Notices.  All notices, requests, demands, and other communications required by, or made in connection with, this Agreement or the transactions contemplated by this Agreement, shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:	Tangoe, Inc. 35 Executive Boulevard Orange, Connecticut 06477 Attention: Chief Financial Officer

If to the Consultant:	George Germano 379 Terrace Avenue Garden City, NY 11530 Brian Leigh 100 West 58 Street, #9B New York, NY 10019

With a Copy to:	Seth I. Rubin, Esq. Ruskin Moscou Faltischek, P.C. 1425 RexCorp Plaza East Tower, 15th Floor Uniondale, NY 11556-1425

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.

15.           Severability.  If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

16.           Waiver.  The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

17.           Entire Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting the subject matter hereof; provided that if any of terms contemplated by this Agreement conflict with the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern.

18.           Equitable Relief.  Without prejudice to the rights and remedies otherwise available to the Company, the Company shall be entitled to equitable relief by way of injunction or otherwise if The Consultant breaches or threatens to breach any of the provisions of this Agreement.

19.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Agreement may be executed by facsimile or other electronic signatures.

[REMAINDER OP PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Company:	TANGOE, INC.

By:

Name:
Title:

Consultant:	[BRIAN LEIGH/GEORGE GERMANO]

Address:

SIGNATURE PAGE TO CONSULTING AGREEMENT

EXHIBIT E

ASSUMPTION OF LIABILITIES

Pursuant to the Asset Purchase Agreement dated as of                  , 2008 among Information Strategies Group, Inc., BillingIT.com, Inc. (“Sellers”), certain stocldiolders of Sellers and Tangoe, Inc. (“Buyer”), Buyer hereby assumes, and agrees to pay and perform all of the Assumed Liabilities identified on Schedule 1A, which is attached hereto and made a part hereof.

Dated as of                     , 2008.

TANGOE, INC.

By:
Name:
Title:

SCHEDULE 1

STOCKHOLDERS

Brian Leigh

George Germano

SCHEDULE 1A

ASSUMED LIABILITIES

1.             The trade accounts payable reflected on the Reference Balance Sheet (other than any trade account payable to a Stockholder or any other Related Person of either Seller) that remain unpaid at and are not delinquent as of the Closing;

2.             Any trade account payable (other than a trade account payable to a Stockholder or any other Related Person of either Seller) incurred by either Seller in the ordinary course of business between the date of the Reference Balance Sheet and the Closing that remains unpaid at and is not delinquent as of the Closing;

3.             Future obligations under the Contracts listed on Schedule 3.13  and the Proprietary Rights Agreements listed on Schedule 3.14(c), but no liabilities or obligations arising, or required by such Contract or Proprietary Rights Agreement to be performed prior to the Closing.  Amounts owing to vendors/suppliers for goods and services provided to Sellers prior to Closing but invoiced after Closing are not assumed liabilities;

4.             Deferred revenue obligations (whether categorized by Sellers as deferred revenue or as customer deposits).

SCHEDULE 1B

PURCHASED ASSETS

The Purchased Assets include, without limitation, all of the assets, rights and properties of Sellers of any kind or nature, including, without limitation, the following assets, and excluding the assets described below as “Excluded Assets” (capitalized terms not otherwise defined herein shall have the meanings given them in the Asset Purchase Agreement):

a.             Tangible Property/Equipment

All tangible personal property and fixtures of every kind, nature and description, including, without limitation, all machinery, equipment, computers, motor vehicles, implements and instruments, parts, furniture, trade fixtures and general supplies, a list of which is attached hereto;

b.             Inventory

All inventory, including prepaid and in-transit items, of materials and supplies, spare parts, shipping containers and materials, packaging, and finished products;

c.             Contracts, etc.

All contracts including, without limitation, all of the contracts, listed on Schedule 3.13 of the Asset Purchase Agreement and all of the Proprietary Rights Agreements listed on Schedule 3.14 of the Asset Purchase Agreement, together with all claims or rights of action now existing or hereinafter arising out of such contracts or agreements or the performance thereof, the benefit of all open orders placed with Seller, the benefit of all purchase orders placed by Sellers for products of the type included in the inventory being acquired hereunder, all warranties extended and representations made to Sellers by third parties to the extent assignable, and all rights, remedies, set-offs, allowances, reworkings, and discounts;

d.             Accounts Receivable and Other Intangibles

All Accounts Receivable (except to the extent included in Excluded Assets); unbilled revenue and accounts receivable on existing and in-progress contracts; deposits; advances; prepaid expenses or accounts; other claims and rights against third parties, together with any and all security interests, Liens or mortgages granted or otherwise available to Seller as security for the collection of any of the Purchased Assets; permits; approvals; variances; Seller’s existing telephone numbers; Sellers’ corporate names, the name Information Strategies Group, Inc., the name BillingIT.com, Inc. and all other trade names, trademarks, service marks, and all substantially similar names and marks; and all other Proprietary Rights of Sellers, including, without limitation, the Products and all derivatives thereof;

e.             Products

All Products, including, without limitation, any reference manuals, CD-ROMs, and other materials and products published, marketed or licensed.

f.             Records

All logs, books, records, files, mailing and customer lists, customer histories, supplier lists and files, engineering and design drawings, and all sales literature and sales aids, art, film, separations, digital files, pictures, negatives, camera ready proofs, product catalogs, product sheets and documentation, product displays, advertising materials, manuals, computer and electronic data processing materials and programs, correspondence, and all other Records;

g.             Goodwill

All of the know-how and goodwill of the Business, including, without limitation, the exclusive right for Buyer to hold itself out as the successor to the Business of Sellers;

h.             Cash and Cash Equivalents

All cash and cash equivalents of Sellers in excess of $1,800,000 as of Closing; and

i.              Other

All other tangible and intangible assets used or useable in the Business.

EXCLUDED ASSETS

1.                                      Sellers’ corporate franchise, minute books and records, and stock books and records.

2.                                      Assets of employee benefit plans.

3.                                      Employee handbook,

4.                                      Employment agreements.

5.                                      Sellers’ commercial general liability insurance and workers’ compensation insurance packages and rights thereunder.

6.                                      Sellers’ real property, except rights under the Lease.

7.                                      The assets described on the attached “Additional Excluded Assets List.”

8.                                      Cash and cash equivalents in an amount not to exceed $1,800,000.

9.                                      To the extent that cash and cash equivalents included in Excluded Assets are less than $1,800,000 (an “Excluded Cash Shortfall”), Accounts Receivable in the face amount of such Excluded Cash Shortfall.  The Accounts Receivable to be excluded shall be those which are first collected after Closing.  In such event, Buyer will turn over such collections within ten (10) days after such collections are received in an aggregate amount equal to the Excluded Cash Shortfall.

At Closing, Sellers and Buyer will prepare and execute a mutually agreed upon statement of cash and cash equivalents included in the Purchased Assets and Excluded Assets, and of the face amount of Accounts Receivable included in the Purchased Assets and Excluded Assets.  The face amount of Accounts Receivable to be included in the Purchased Assets as set forth in such statement shall be referred to as the “Included AR Amount.”

EXCLUDED ASSET LIST

1.                                      The personal effects of Brian Leigh located in his office.

2.                                      The following personal effects of George Germano located at the premises:

1 HP Desktop and monitor

1 HP Laptop T2700

2 Office Chairs

1 Plastic Desk

2 File Cabinets

2 1U HP Servers

3 Leather Reception Chairs (NJ)

3.                                      IBM Workstation, Model 6218MC1, Serial #: 55274-640-3663575-23028

SCHEDULE 2.6(f)

CONSENTS REQUIRED TO CLOSE

Consent of at least 7 of the following 9 customers is required, provided that in any event one of the 7 consents obtained must be the consent of IBM.  The parties may mutually agree to substitute another customer for any customer listed below (although Buyer contemplates no circumstances in which it would agree to remove IBM from such list).  In the event that any party whose consent is sought, other than IBM, refuses to grant its consent and indicates that the reason for the same is its dissatisfaction with Tangoe based on prior experience with Tangoe, then the parties will substitute in lieu of such party another customer designated by mutual agreement and whose contract requires a consent for assignment:

1.                                      IBM Corporation (consent for both the master agreement and each statement of work issued in connection with the master agreement).

2.                                      Union Bank of Switzerland (UBS).

3.                                      Luxottica Retail.

4.                                      CVS Pharmacy, Inc.

5.                                      Aetna Life Insurance Company

6.                                      Sun Microsystems

7.                                      SmithKline Beecham Corporation aka GlaxoSmithKline.

8.                                      Amgen Inc.

9.                                      FirstEnergy Service Company.

SCHEDULE 2.8

PURCHASE PRICE ALLOCATION PRINCIPLES

The Purchase Price and Assumed Liabilities (at book value) will be allocated to the Purchased Assets as follows, as to each Seller;

•                  $75,000 shall be allocated to the non-compete covenants, with $25,000 to be allocated to each Stockholder, $20,000 to be allocated to ISG and $5,000 to be - allocated to BillingIT.com;

•                  $1,392,060 to accounts receivable, prepaid expenses, deposits and other similar items at book value;

•                  $54,200 to inventory at book value;

•                  $45,380 to fixed assets at book value; and

•                  $11,583,360 as the balance of the Purchase Price and Assumed Liabilities to goodwill and intangibles.

If necessary, immediately prior to the Closing, the parties shall update the above figures using the same methodology used to arrive at such figures.

FIRST AMENDMENT

TO

ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is executed as of July 25, 2008, by and among INFORMATION STRATEGIES GROUP, INC., a corporation incorporated under the laws of the State of New Jersey (“ISG”), BILLINGIT.COM, INC., a corporation incorporated under the laws of the State of New York (“BillingIT” and together with ISG, each a “Seller” and collectively “Sellers”), THE STOCKHOLDER(S) OF SELLERS LISTED ON SCHEDULE 1 TO THIS AMENDMENT (the “Stockholders” and collectively with Sellers, each a “Seller Party” and collectively, the “Seller Parties”), and TANGOE, INC., a corporation incorporated under the laws of the State of Delaware (“Buyer”) (collectively, the “parties”).

BACKGROUND

The parties are the parties to a certain Asset Purchase Agreement dated as of July 2, 2008 (the “Original Agreement”) pursuant to which, and subject to the terms and conditions of which, Buyer is to purchase from Sellers and Sellers are to sell to Buyer, the Purchased Assets (as defined in the Original Agreement).  Capitalized terms used in this Amendment without other definition are used in this Amendment with the meanings ascribed to them in the Original Agreement, as amended by this Amendment to the extent applicable.

The parties desire to amend the Original Agreement in the manner set forth below.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.             Amendments to the Body of the Original Agreement.  The Original Agreement is hereby amended as follows:

1.1                               The term “Agreement” as defined and used in the Original Agreement shall, following the effectiveness of this Amendment, mean the Original Agreement as amended by this Amendment.

1.2                               The definition of “Assumed Liabilities” in Section 1.1 of the Original Agreement is hereby amended by adding the following provision at the end of such definition:

“and (ix) any liability or obligation related to customer deposits or advances of funds intended for paying third party invoices on behalf of customers arising out of or relating to customer deposits or advances of funds transacted prior to the Closing Date.”

1.3                               Section 3.6 of the Original Agreement is hereby amended by adding the following sentences at the end of such Section:

“The books of account and other accounting and financial records of the Sellers are, to the best of Sellers’ Knowledge, accurate, and Sellers have not disposed of or destroyed any of their material books of account or other of their material accounting and financial records, provided that subject to contrary requirements of law, Sellers may remove e-mail correspondence of the Stockholders from Sellers’ Records, and may remove written correspondence of the Stockholders that is personal in nature and not related to the Sellers’ business from Sellers’ Records.”

1.4                               Section 2.6(c) of the Original Agreement is hereby deleted in its entirety.

1.5                               Article III of the Original Agreement is amended by adding the following Section 3.27:

“Section 3.27  Customer Bank Accounts.  Sellers perform bill paying services for certain customers pursuant to which Sellers receive third party invoices that are to be paid by Sellers on behalf of the customers.  Such customers deposit with Sellers monies for the payment of specific third party invoices as requested by Seller, (“Invoice Payment Funding”), Sellers deposit the Invoice Payment Funding into a separate bank account established for that customer solely for the purpose of paying the customer’s third party invoices, and Sellers make payment of the customer’s invoices with the moneys on deposit.  Schedule 3.27 attached hereto sets forth a list of all such bank accounts (the “Customer Bank Accounts”), identifying the depository bank, the account number, the authorized signers on the account and the name of the customer for whom that account is held.  Certain customers make additional funds available (“Additional Deposits”) for the purpose of making immediate funds available for the payment of customer’s third party invoices and to allow additional time for customer to make the “Invoice Payment Funding” deposits.  These funds are used on a temporary basis.  Schedule 3.27 attached hereto also sets forth a complete and accurate list of all customer Additional Deposits held by Sellers that were provided by customer for the purpose of having immediate funds available for use to pay customer’s third party invoices but where specific invoices to be paid were not identified.  All Invoice Payment Funding and Additional Deposits either (i) have been used to pay third party invoices on behalf of customers, or (ii) remain on deposit in the Customer Bank Accounts, and such Invoice Payment Funding and Additional Deposits have not been used for any other purpose.  Other than the Customer Additional Deposits listed on Schedule 3.27, Sellers have no deferred revenue obligations.”

1.6                               Section 5.6 of the Original Agreement is amended and restated to read in its entirety as follows:

“Section 5.6.  Use of Names.  Sellers shall cease to use the names Information Strategies Group, Inc. and BillingIT.com, Inc. or any similar name and shall change their names; provided however that notwithstanding anything to the contrary, Sellers shall be entitled to use the name Information Strategies Group, Inc. until December 31, 2008; provided further that Sellers shall not conduct any business in the telecommunications expense management space or market any products under such name.”

1.7                               Article V of the Original Agreement is amended by adding the following Section 5.13:

“Section 5.13  Customer Bank Accounts and Customer Deposits.  With respect to Invoice Payment Funding, Seller will temporarily continue to receive Invoice Payment Funding from customers and to pay invoices with such amounts (or from Customer Additional Deposits, where applicable) in the ordinary course as a transition service to Buyer, until such time as Buyer establishes the necessary accounts and instructs Seller that Invoice Payment Funding and the payment of invoices will transition to Buyer.  Upon such transition to Buyer, Sellers shall transfer to Buyer all Customer Additional Deposits on Schedule 3.27 less the dollar amount of Invoices that have been paid by Seller where the Invoice Payment Funding has not been received by Sellers (“In Transit Funding”), either by transfer of the related bank account or by wire transfer.  Seller will cause all In Transit Funding to be re-directed to Buyer, or if that is not feasible, will receive and then promptly pay to Buyer the In Transit Funding.”

1.8                               Article V of the Original Agreement is amended by adding the following Section 5.14:

“Section 5.14  Customer Bank Accounts and Customer Deposits.  In connection with the transactions contemplated by this Agreement, Buyer is signing a consent obtained from IBM pursuant to which Buyer agrees to assume obligations and liabilities for all periods, including periods occurring prior to the Closing (“Pre-Closing”), under all IBM contracts currently in existence between ISG and IBM (the “IBM Contracts”).  Notwithstanding the foregoing, as between Sellers on the one hand and Buyer on the other hand, Pre-Closing obligations and liabilities under the IBM Contracts are not intended to be Assumed Obligations under this Agreement and the Seller Parties hereby agree to indemnify and hold harmless Buyer for any Pre-Closing obligations or Losses incurred by Buyer in connection with the IBM Contracts, which indemnification shall be in accordance with Article 9.”

1.9                               Section 9.2(c) of the Original Agreement is amended and restated to read in its entirety as follows:

“(c) any liability or obligation of Sellers or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Sellers, the Business or the Purchased Assets prior to the Closing (including without limitation all Pre-Closing liabilities and obligations under the IBM Contracts and all Pre-Closing liabilities and obligations related to customer deposits or advances of funds intended for paying third party invoices on behalf of customers), other than the Assumed Liabilities, whether or not such liability or obligation was disclosed to Buyer, including, without limitation, sales and use Taxes for all periods ending on or prior to the Closing Date;”

1.10                        Schedule 3.13 to the Original Agreement is hereby amended by adding the contracts set forth on Schedule 3.13 hereto.

2.             Ratification.  Except as expressly set forth above, the parties hereby ratify and affirm the Original Agreement (including without limitation the Schedules and Exhibits thereto) and agree that the same continue in full force and effect as amended and modified by this Amendment.

3.             General Provisions.  The parties agree as follows:

3.1                               Entire Agreement.  The Original Agreement (including without limitation the Schedules and Exhibits thereto) as amended and modified by this Amendment, constitute the sole understandings of the parties with respect to their subject matter, and supersede all prior agreements of the parties with respect to such subject matter, whether or not reduced to writing in whole or part.

3.2                               Counterparts.  This Amendment may be executed in two or more counterparts and delivered via facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.3                               Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

3.4                               Headings.  The descriptive headings of the several Sections of this Amendment are inserted for convenience only and do not constitute part of this Amendment.

[BALANCE OF PAGE INTENTIONALLY BLANK;
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INFORMATION STRATEGIES GROUP, INC.		TANGOE, INC.

By:	/s/ Brian Leigh	By:	/s/ Albert R. Subbloie
	Name: Brian Leigh		Name: Albert R. Subbloie
	Title: President		Title: President and CEO

BILLINGIT.COM, INC.

By:	/s/ Brian Leigh
Name: Brian Leigh
Title: President

/s/ Brian Leigh
Brian Leigh

/s/ George Germano
George Germano

SCHEDULE 1

STOCKHOLDERS

Brian Leigh

George Germano